CELANESE CORPORATION
FORM PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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    Preliminary Proxy Statement
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    Definitive Proxy Statement
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    Soliciting Material Pursuant to §240.14a-12

CELANESE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CELANESE CORPORATION
1601 W. LBJ Freeway
Dallas, TX 75234

April 22, 2005

Dear Fellow Shareholders:

On behalf of your Board of Directors, we are pleased to invite you to attend the 2005 Annual Meeting of Shareholders of Celanese Corporation. The meeting will be held on June 1, 2005, at 10:00 a.m. (CDT), at the Omni Hotel – Park West, 1590 W. LBJ Freeway, Dallas, TX 75234.

At this meeting, you will be asked to:

(1)	Elect three Class I Directors;

(2)	Ratify the Board's and Audit Committee's selection of an independent registered public accounting firm to audit our financial statements for 2005; and

(3)	Transact any other business properly brought before the meeting.

The enclosed notice and Proxy Statement contain details about the business to be conducted at the meeting. You may also read the notice and Proxy Statement on our web page at
http://www.celanese.com/index/ir_index/ir_reports.htm.

To assure that your shares are represented at the meeting, we urge you to mark your choices on the enclosed proxy card, sign and date the card and return it promptly in the envelope provided. We also offer shareholders the opportunity to vote their shares electronically through the Internet or by telephone. Please see the Proxy Statement and the enclosed proxy card for details about electronic voting options. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted at the meeting.

Sincerely,
David N. Weidman President and Chief Executive Officer

CELANESE CORPORATION
1601 W. LBJ Freeway
Dallas, TX 75234

Notice of Annual Meeting of Shareholders

Time:	10:00 am (CDT)
Date:	June 1, 2005
Place:	Omni Hotel – Park West 1590 W. LBJ Freeway Dallas, TX 75234
Items of Business:	(1) To elect Dr. Hanns Ostmeier, Mr. James Quella and Mr. Daniel S. Sanders to serve until the 2008 Annual Meeting of Shareholders or until their successors are elected and qualified;
(2) To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005; and
(3) To transact such other business as may properly come before the meeting.
Record Date:	You are entitled to attend the Annual Meeting and can vote if you were a shareholder of record as of the close of business on April 15, 2005.
Annual Report:	A copy of our 2004 Annual Report is enclosed.
Date of Mailing:	This notice and the Proxy Statement are first being mailed to shareholders on or about April 25, 2005.

By Order of the Board of Directors of Celanese Corporation
Julie K. Chapin Assistant Secretary

Dallas, TX
April 22, 2005

YOUR VOTE IS IMPORTANT

It is important that your shares are represented and voted at the Annual Meeting. Whether or not you plan to attend the meeting, please provide your proxy by marking, dating and signing the enclosed proxy card and returning it promptly in the enclosed envelope. Shareholders also have the option of voting electronically through the Internet or by telephone. Please read the accompanying Proxy Statement and the voting instructions printed on your proxy card for details about electronic voting procedures. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before the polls close at the meeting.

TABLE OF CONTENTS

Information Concerning Solicitation and Voting	3
Questions and Answers About the Proxy Materials and the Annual Meeting	3
Item 1: Election of Class I Directors	10
Item 2: Ratification of Independent Registered Public Accounting Firm	11
Corporate Governance	13
Composition of the Board of Directors	13
Class II Directors	14
Class III Directors	14
Board Meetings in 2004	15
Board Attendance at Annual Meetings	15
Committees of the Board of Directors	15
Director Compensation	17
Director Independence	18
Candidates of the Board	18
Shareholder Communications with the Board	20
Our Management Team	20
Executive Compensation Information	23
Stock Ownership Information	30
Certain Relationships and Related Party Transactions	32
Stock Performance Graph	36
Section 16(a) Beneficial Ownership Reporting Compliance	36
Other Matters	36
Appendix A: Audit Committee Charter	A-1

CELANESE CORPORATION
1601 W. LBJ Freeway
Dallas, TX 75234

PROXY STATEMENT

For the Annual Meeting of Shareholders To Be Held On

June 1, 2005

The Board of Directors (the "Board of Directors" or the "Board") of Celanese Corporation, a Delaware corporation ("Celanese" or the "Company"), solicits the enclosed proxy for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 am (CDT), on Wednesday, June 1, 2005, at the Omni Hotel – Park West, 1590 W. LBJ Freeway, Dallas, TX 75234. This Proxy Statement contains information about the matters to be voted on at the meeting and the voting process, as well as information about our directors (each, a "Director" or collectively, the "Directors") and most highly paid executive officers.

INFORMATION CONCERNING SOLICITATION AND VOTING

This Proxy Statement, the form of proxy and the 2004 Annual Report to Shareholders will be mailed on or about April 25, 2005, to shareholders of record at the close of business on April 15, 2005. The Annual Report is not a part of this Proxy Statement.

Annual Meeting

Date:	Wednesday, June 1, 2005

Time:	10:00 am (CDT)

Location:	Omni Hotel – Park West 1590 W. LBJ Freeway Dallas, TX 75234 (972) 443-4000

Our principal executive offices are located at 1601 W. LBJ Freeway, Dallas, TX 75234. Directors, officers and regular employees may solicit proxies on behalf of Celanese, without additional compensation, personally or by telephone.

QUESTIONS AND ANSWERS ABOUT
THE PROXY MATERIALS AND THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will vote upon several important Company matters. In addition, our management will report on the Company's performance over the last fiscal year and, following the meeting, respond to questions from shareholders.

Why am I receiving these materials?

We sent you this Proxy Statement and the enclosed proxy card because our Board is soliciting your proxy to vote your shares at the Annual Meeting. As a shareholder, you are invited to attend the meeting and are entitled to vote on the items of business described in this Proxy Statement.

Celanese's Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report are available on our Internet website located at http://www.celanese.com/index/ir_index/ir_reports.htm. As an alternative to receiving printed copies of these materials in future years, you may elect to receive and access future Annual Meeting materials electronically. Choosing this option will save the Company the cost of producing and mailing these Annual Meeting materials. If you have a computer with Internet access, we hope you will try this electronic distribution method. If your shares are registered directly in your name with our transfer agent, EquiServe Trust Company N.A. ("EquiServe"), you can choose to receive and access future Annual Meeting materials electronically by going to the website www.eproxyvote.com/ce and clicking on "Shareholder Services" or by following the instructions provided when voting via the Internet. If your shares of Celanese stock are held in brokerage accounts, please refer to the information provided by your bank, broker or nominee for instructions on how to elect to view future Annual Meeting materials over the Internet.

Who may attend the Annual Meeting?

The Board of Directors set April 15, 2005 as the record date for the Annual Meeting. All shareholders of record who owned shares of Celanese Series A common stock (the "Common Stock") at the close of business on April 15, 2005, or their duly appointed proxies, may attend and vote at the Annual Meeting or any adjournments thereof. Seating is limited and admission is on a first-come, first-served basis.

Please note that if you hold shares in "street name" (that is, in a brokerage account or through a bank or other nominee), you will need to bring personal identification and a copy of a statement reflecting your share ownership as of April 15, 2005 and check in at the registration desk at the Annual Meeting.

Who can vote?

Each shareholder who owned Common Stock at the close of business on April 15, 2005 is entitled to one vote for each share of Common Stock held on all matters to be voted on. At the close of business on the record date, there were 158,491,201 shares of our Common Stock outstanding. We have no outstanding shares of our Series B common stock.

What am I voting on?

You will be voting on the following two items of business at the Annual Meeting:

•	The election of Dr. Hanns Ostmeier, Mr. James Quella and Mr. Daniel S. Sanders to serve until the 2008 Annual Meeting of Shareholders or until their successors are elected and qualified; and

•	The ratification of KPMG LLP ("KPMG") as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

We will also consider other business that properly comes before the meeting.

How many votes are required to hold the Annual Meeting?

The required quorum for the transaction of business at the Annual Meeting is a majority of shares of Common Stock issued and outstanding on the record date. Shares that are voted "FOR," "AGAINST" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

As of April 15, 2005, affiliates of The Blackstone Group LP ("Blackstone") beneficially own and have the right to vote approximately 62% of the outstanding shares of our Common Stock and have advised us that they intend to vote all such shares in favor of the nominees for Director and in favor of the ratification of the Audit Committee's engagement of KPMG. As a result, we are assured a quorum at the Annual Meeting, the election of the Directors, and the ratification of KPMG.

How are abstentions and broker non-votes treated?

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of Directors). In the absence of a controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal as to which the abstention is made. Broker non-votes will not have any effect on the outcome of the voting on a proposal.

How many votes are required to pass a proposal?

A plurality of the Votes Cast is required to elect Directors. This means that the nominees who receive the greatest number of votes for each open seat will be elected. A vote is withheld when a properly executed proxy is marked "WITHHELD FROM ALL NOMINEES" or "FOR ALL NOMINEES EXCEPT AS NOTED ABOVE" for the election of one or more Directors. The affirmative vote of a majority of the votes present or represented and entitled to vote is required for all other matters.

What does it mean to vote by proxy?

By giving your proxy, you give someone else the right to vote your shares in accordance with your instructions. In this way, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. In this case, we are asking you to give your proxy to Corliss J. Nelson, our Executive Vice President and Chief Financial Officer, Andreas Pohlmann, our Executive Vice President and Chief Administrative Officer, and Julie K. Chapin, our Deputy General Counsel and Assistant Secretary, and each of them individually (the "Proxyholders"). If you give your proxy but do not include specific instructions on how to vote, the Proxyholders will vote your shares FOR the election of the Board's nominees and FOR the ratification of the appointment of the independent accountants.

How does the Board recommend I vote on the proposals?

The Board recommends votes:

•	FOR the election of each of the nominees for Class I Director named in this Proxy Statement (Dr. Ostmeier, Mr. Quella and Mr. Sanders); and

•	FOR the ratification of KPMG as our independent registered public accounting firm for fiscal 2005.

Blackstone beneficially owns approximately 62% of the outstanding shares of our Common Stock. As a result, Blackstone has the power to control all matters submitted to our shareholders, elect our Directors and ratify the Audit Committee's engagement of KPMG. Blackstone has authorized the Proxyholders to vote FOR each of the proposals recommended by the Board.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most Celanese shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

•	Shareholder of Record. If your shares are registered directly in your name with EquiServe, Celanese's transfer agent, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by Celanese. As the shareholder of record, you have the right to grant your voting proxy directly to the Proxyholders or to vote in person at the Annual Meeting. Celanese has enclosed or sent a proxy card for you to use.

•	Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in "street name," and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. HOWEVER, SINCE YOU ARE NOT THE SHAREHOLDER OF RECORD, YOU MAY NOT VOTE THESE SHARES IN PERSON AT THE ANNUAL MEETING UNLESS YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How can I vote?

Celanese is offering shareholders of record the following methods of voting:

•	Electronic Voting by Telephone or Internet:

–    Telephone:    You may vote by telephone; or

–    Internet:    You may vote over the Internet;

•	Proxy Card: You may indicate your vote on the enclosed proxy card by signing and dating the card where indicated and mailing the card in the enclosed prepaid envelope; or

•	In-Person: Finally, you may also vote in person at the Annual Meeting.

Each shareholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Shareholders do not have the right to cumulate their votes for the election of Directors.

Electronic Voting.    Electronic voting by telephone or over the Internet may depend on whether you are a shareholder of record or hold your shares as a beneficial owner as discussed above in the answer to the question: What is the difference between holding shares as a shareholder of record and as a beneficial owner?

•	Shareholders of Record. Shareholders of record may vote electronically by telephone or over the Internet by following the instructions included with their proxy card. Proxies submitted through the Internet or by telephone through EquiServe as described above must be received by 11:59 pm (EDT), on May 31, 2005.

•	Beneficial Owners. Shareholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically over the Internet or by telephone if your bank or brokerage firm participates in the ADP Investor Communication Services online program. This program provides eligible shareholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for shareholders whose bank or brokerage firm is participating in ADP's program. Proxies submitted through the Internet or by telephone through ADP Investor Communication Services as described above must be received by 11:59 pm (EDT), on May 31, 2005.

Proxy Voting Card.     Shareholders not wishing to vote electronically by telephone or over the Internet or whose proxy voting form does not reference Internet or telephone voting information should complete and return the enclosed paper proxy voting card.

In-Person Voting.    Signing and returning the proxy card or submitting the proxy by telephone or over the Internet does not affect the right to vote in person at the Annual Meeting. See instructions below regarding: How can I vote my shares in person at the Annual Meeting?

All shares entitled to vote and represented by properly completed proxies received before the Annual Meeting and not revoked will be voted at the Annual Meeting as you instructed. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy voting card will be voted as the Board of Directors recommends.

How can I vote my shares in person at the Annual Meeting?

Shareholders of Record.     Shares held directly in your name as the shareholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Beneficial Owners.    Shares held in street name may be voted in person by you only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED ABOVE SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING.

What happens if additional proposals are presented at the Annual Meeting?

Other than the election of Directors and the ratification of the independent registered public accounting firm, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as Proxyholders (Corliss J. Nelson, our Executive Vice President and Chief Financial Officer, Andreas Pohlmann, our Executive Vice President and Chief Administrative Officer, and Julie K. Chapin, our Deputy General Counsel and Assistant Secretary) will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. Under our By-laws, the deadline for notifying us of any additional proposals to be presented at the Annual Meeting has passed and, accordingly, shareholders may not present proposals at the Annual Meeting.

May I vote confidentially?

Yes. Our policy is to treat all shareholder meeting proxies, ballots and voting tabulations confidentially, if the shareholder has requested confidentiality on the proxy or ballot.

If you so request, your proxy will not be available for examination nor will your vote be disclosed prior to the tabulation of the final vote at the Annual Meeting except (i) to meet applicable legal requirements, (ii) to allow the independent election inspectors to count and certify the results of the vote, or (iii) where there is a proxy solicitation in opposition to the Board of Directors, based upon an opposition Proxy Statement filed with the Securities and Exchange Commission ("SEC"). The independent election inspectors may at any time inform us whether or not a shareholder has voted.

Can I change my vote?

You may change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	signing another proxy card with a later date and returning it to us prior to the Annual Meeting;

•	voting again by telephone or through the Internet prior to 11:59 pm (EDT), on May 31, 2005;

•	giving written notice to the Corporate Secretary of the Company by May 29, 2005; or

•	voting again at the meeting.

Your attendance at the Annual Meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previous proxy. You may revoke your proxy at any time before the proxy has been voted at the Annual Meeting by taking one of the actions described above.

Who will count the votes?

Representatives of EquiServe will count the votes and will serve as the independent inspector of election.

What if I return my proxy card but do not provide voting instructions?

If you provide specific voting instructions, your shares will be voted as you instruct. If you sign and return a proxy card but do not specify how your shares are to be voted, the persons named as proxies on the proxy card will vote your shares in accordance with the recommendations of the Board. These recommendations are:

•	FOR the election of each of the nominees for Class I Director named in this Proxy Statement (Dr. Ostmeier, Mr. Quella and Mr. Sanders); and

•	FOR the ratification of KPMG as our independent registered public accounting firm for fiscal 2005.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with brokers and/or our transfer agent, EquiServe. Please vote all of these shares. We recommend that you contact your broker and/or EquiServe to consolidate as many accounts as possible under the same name and address. EquiServe can be contacted at: EquiServe Trust Company, N.A., P.O. Box 43010, Providence, RI 02940-3010 and via the website: www.equiserve.com.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the New York Stock Exchange ("NYSE") rules to cast votes on certain "routine" matters if they do not receive instructions from their customers. The election of Directors and the proposal to ratify the selection of KPMG as our independent registered public accounting firm for fiscal 2005 are considered routine matters for which brokerage firms may vote unvoted shares. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote."

How can I request copies of the Proxy Materials or information?

You may contact our transfer agent:

•	By mail addressed to:

Celanese Corporation C/o EquiServe Trust Company N.A. PO Box 43010 Providence, RI 02940-3010

•	By calling EquiServe at: (781) 575-3400

•	By sending us an email to: InvestorRelations@celanese.com

We encourage you to conserve natural resources, as well as reduce printing and mailing costs, by signing up for electronic delivery of our shareholder communications materials. By signing up for electronic delivery, you can receive our proxy materials and shareholder communications as soon as they are available without waiting for them to arrive in the mail. You can also reduce the number of bulky documents in your personal files, eliminate duplicate mailings, conserve natural resources and help us reduce our printing and mailing costs. If you have questions about electronic delivery, please call our transfer agent at the numbers set forth above, or your bank or broker. To sign up for electronic delivery:

•	Shareholder of Record. If you are a shareholder of record (you hold your Celanese shares in your own name through Celanese's transfer agent, EquiServe, or you have stock certificates), visit www.eproxyvote.com/ceto enroll.

•	Beneficial Owner. If you are a beneficial owner (your shares are held by a brokerage firm, a bank or a trustee), visit www.proxyvote.comto enroll. Your electronic delivery enrollment will be effective until canceled.

What is "householding"?

We may send a single set of proxy materials and other shareholder communications to any household at which two or more shareholders reside. This process is called "householding." This reduces duplicate mailings, saves printing and postage costs as well as natural resources. Proxy materials and other shareholder communications to you may be householded based on your prior express or implied consent. If your proxy materials are being householded and you wish to receive separate copies of the Proxy Statement and/or Annual Report, or if you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this householding practice for future mailings, please submit your request to our transfer agent, EquiServe:

•	By mail addressed to: Celanese Corporation C/o EquiServe Trust Company N.A. PO Box 43010 Providence, RI 02940-3010

•	By calling EquiServe at: (781) 575-3400

•	By sending us an email to: InvestorRelations@celanese.com

Deadline for receipt of shareholder proposals for 2006 Annual Meeting of Shareholders.

A shareholder wishing to submit a proposal to be considered for inclusion in the Proxy Statement and form of proxy relating to the 2006 Annual Meeting of Shareholders must submit the proposal in writing, and the proposal must be received by Celanese by the end of the business day on December 28, 2005. A shareholder wishing to make a proposal at the 2006 Annual Meeting of Shareholders must submit a written proposal that is received by Celanese no later than March 10, 2006.

Date of our fiscal year end.

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and also additional information about Celanese, its Officers and Directors. Some of the information is stated as of the end of fiscal 2004, and some information is provided as of a more current date. Each of our fiscal years ends on December 31.

ITEM 1: ELECTION OF CLASS I DIRECTORS

Nominees

Our Board of Directors has nominated Dr. Hanns Ostmeier, Mr. James Quella and Mr. Daniel S. Sanders to be elected as Class I Directors at the 2005 Annual Meeting of Shareholders. Each of the three nominees listed below is currently serving as a Director and each has consented to serve for a new term. Unless otherwise instructed, the Proxyholders will vote the proxies received by them for Celanese's three nominees named below. If any nominee of Celanese is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a Director. The term of office for each person elected as a Director will continue until the 2008 Annual Meeting of Shareholders or until a successor has been elected and qualified. The names of the nominees and certain information about them as of April 15, 2005 are set forth below:

Name of Nominee Director	Age	Positions With Celanese Since
Dr. Hanns Ostmeier	44	Director, 2004
James Quella[1]	55	Director, 2004
Daniel S. Sanders	65	Director, 2004

1 Member of the Nominating and Corporate Governance Committee

Dr. Hanns Ostmeier has been a member of our Board of Directors since December 2004. He is a Senior Managing Director of The Blackstone Group LP. Before joining Blackstone in September 2003, Dr. Ostmeier worked for seven years with the European private equity group, BC Partners GmbH, leaving there in December 2002 as a managing director of their German advisory office in Hamburg. Dr. Ostmeier is a member of the supervisory board of Celanese AG.

James A. Quella has been a member of our Board of Directors since December 2004. He is a Senior Managing Director and Senior Operating Partner at The Blackstone Group LP. Prior to joining Blackstone in 2004, Mr. Quella was a managing director and senior operating partner with DLJ Merchant Banking Partners-CSFB Private Equity. Prior to that, Mr. Quella worked at Mercer Management Consulting and Strategic Planning Associates, its predecessor firm, where he served as a senior consultant to CEOs and senior management teams, and was co-vice chairman with shared responsibility for overall management of the firm.

Daniel S. Sanders has been a member of our Board of Directors since December 2004. He was president of ExxonMobil Chemical Company and vice president of ExxonMobil Corporation since December 1999 until his retirement in August 2004. Prior to the merger of the two companies, Mr. Sanders served as president of Exxon Chemical since January 1999 and as its executive vice president since 1998. Mr. Sanders is a member of the Council of Overseers of the Jesse H. Jones Graduate School of Management at Rice University, the Advisory Board of the University of South Carolina and Furman University and the Board of Governors of the Houston Grand Opera. He is the past Chairman of the Board of the American Chemistry Council and past Chairman of the Society of Chemical Industry (American Section). He currently serves as a director of Milliken and Co., Arch Chemical and Nalco Holding Company, and is a member of Nalco's Audit Committee. Mr. Sanders is the recipient of the 2005 Chemical Industry Medal awarded by Society of Chemical Industry (American Section).

Vote Required

If a quorum is present in person or represented by proxy at the 2005 Annual Meeting of Shareholders, the three nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum for transaction of business at the Annual Meeting, but will have no other legal effect upon the election of Directors under Delaware law.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES LISTED ABOVE.

ITEM 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG to audit our consolidated financial statements. During fiscal 2004, KPMG served as our independent registered public accounting firm and also provided other audit-related and non-audit services which were approved by the Company and subsequently ratified by the Audit Committee after it was established in January 2005.

Representatives of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions from shareholders.

We are asking our shareholders to ratify the selection of KPMG as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of KPMG to our shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Audit and Related Fees

The following is a summary of fees and services approved by the Company and performed by KPMG for the fiscal years ended December 31, 2004 and 2003.

Audit Fees.    The aggregate fees billed to us in each of fiscal 2004 and fiscal 2003 for professional services rendered by KPMG for (i) the audit of our annual financial statements included in our annual reports on Form 10-K and Form 20-F; (ii) the filing of our Registration Statement on Form S-1; (iii) the review of our interim financial statements included in the quarterly reports; (iv) services relating to comfort letters; and (v) consents and assistance in connection with other filings and public offering documents filed with the SEC were:

Fiscal Year ended December 31, 2004	$10,738,000
Fiscal Year ended December 31, 2003	$3,536,000

Amounts are accumulated based on the fiscal year for which the service is provided and not the year in which the services are rendered. Certain amounts have been estimated pending completion of statutory audits or accumulation of actual billing information.

Audit-Related Fees.    The aggregate fees billed to us in each of fiscal 2004 and fiscal 2003 for professional services rendered by KPMG for audit-related fees including internal control testing associated with our SAP implementation and audits of employee benefit plans.

Fiscal Year ended December 31, 2004	$490,000
Fiscal Year ended December 31, 2003	$758,000

Tax Fees.    The aggregate fees billed to us in each of fiscal 2004 and fiscal 2003 for professional services rendered by KPMG for tax consultation, return preparation assistance, and tax compliance (including expatriate tax-return preparation) were:

Fiscal Year ended December 31, 2004	$794,000
Fiscal Year ended December 31, 2003	$505,000

All Other Fees.    The aggregate fees billed to us in each of fiscal 2004 and fiscal 2003 for products and services provided by KPMG, other than those included under the above captions, principally for Sarbanes-Oxley 404 compliance were:

Fiscal Year ended December 31, 2004	$75,000
Fiscal Year ended December 31, 2003	$0

Our Audit Committee has adopted the pre-approval policies or procedures, so that all fees for expected services to be rendered by our independent registered public accounting firm are pre-approved by the Audit Committee.

The services described in "Audit Related Fees," "Tax Fees," and "All Other Fees" occurred prior to the formation of the Audit Committee and were not approved by the committee.

Our Audit Committee believes that the services rendered by KPMG that led to the fees detailed under the captions "Audit Fees," "Tax Fees" and "All Other Fees" are compatible with maintaining KPMG's independence.

Vote Required for Approval

A majority of votes cast is necessary for the ratification of the Audit Committee's selection of the independent registered public accounting firm. If the shareholders do not ratify the selection of KPMG, the selection of independent registered public accounting firms will be reconsidered by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF KPMG AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE

The business and affairs of the Company are managed under the direction of the Board of Directors. The Board believes that good corporate governance is a critical factor in achieving business success and in fulfilling the Board's responsibilities to shareholders. The Board believes that its practices align management and shareholder interests. Highlights of our corporate governance practices are described below.

Strong corporate governance is an integral part of Celanese's core values. Our Company's corporate governance policies and procedures are available on the corporate governance portal of the Company's investor relations website, http://www.celanese.com/index/ir_index/ir_corp_governance.htm. The corporate governance portal includes the Company's Corporate Governance Guidelines, Board Committee Charters, Global Code of Business Conduct, Financial Code of Ethics, and Shareholder Access to Board of Directors Policy. Printed copies of these documents are available upon request. We provide below specific information regarding certain corporate governance practices.

Composition of the Board of Directors

Our Board of Directors presently consists of 11 Directors, divided into three classes. The members of each class serve for a three-year term, expiring at the Annual Meeting of shareholders in the year shown below. This year, the shareholders are being asked to elect the Directors in Class I. Biographical information on the Class I Directors are detailed in the section titled: "Item 1: Election of Class I Directors."

Class I – 2005	Class II – 2006	Class III – 2007
Dr. Hanns Ostmeier	John M. Ballbach[1]	Chinh E. Chu[2,4]
James Quella[3]	James Barlett[1]	Benjamin J. Jenkins[1,2,4]
Daniel S. Sanders	Anjan Mukherjee [2,3]	Dr. William H. Joyce
	Paul H. O'Neill	David N. Weidman [3,4]

Committee Memberships

1	Audit Committee

2	Compensation Committee

3	Nominating and Corporate Governance Committee

4	Executive Committee

Whenever (1) dividends on any shares of the 4.25% convertible perpetual preferred stock of the Company ("Preferred Stock") or any other class or series of stock ranking on a parity with the Preferred Stock with respect to the payment of dividends shall be in arrears for dividend periods, whether or not consecutive, containing in the aggregate a number of days equivalent to six calendar quarters, or (2) Celanese fails to pay the redemption price on the date shares of Preferred Stock are called for redemption (whether the redemption is pursuant to the optional redemption provisions or the redemption is in connection with a designated event) then, immediately prior to the next Annual Meeting of shareholders, the total number of directors constituting the entire Board will automatically be increased by two and, in each case, the holders of shares of Preferred Stock (voting separately as a class with all other series of other Preferred Stock on parity with the Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of such directors at the next Annual Meeting of shareholders and each subsequent meeting until the redemption price or all dividends accumulated on the Preferred Stock have been fully paid or set aside for payment. Directors elected by the holders of the Preferred Stock shall not be divided into the classes of the Board of Directors and the term of office of all directors elected by the holders of Preferred Stock will terminate immediately upon the termination of the right of the holders of Preferred Stock to vote for directors and upon such termination the total number of directors constituting the entire Board will automatically be reduced by two.

Class II Directors – Term Expires in 2006

Name of Director	Age	Positions With Celanese Since
John M. Ballbach	44	Director, 2005
James Barlett	61	Director, 2004
Anjan Mukherjee	31	Director, 2004
Paul H. O'Neill	69	Director, 2004

John M. Ballbach has been a member of our Board of Directors since January 2005. Mr. Ballbach has been a private investor since April 2004, and president of Ballbach Consulting LLC since June 2004. Prior to that, he was an officer of The Valspar Corporation, and served as its president and chief operating officer from 2002 until January 2004. From 2000 to 2002, Mr. Ballbach served as the senior vice president of EPS, a color corporation and operations division of the Valspar Corporation. Mr. Ballbach joined the Valspar Corporation in 1990 and had been its group vice president, packaging, since 1998. He is a vice chair of the Urban Ventures Leadership Foundation.

James Barlett has been a member of our Board of Directors since December 2004. He has been vice chairman of TeleTech Holdings, Inc. since October 2001. Mr. Barlett was elected to TeleTech Holdings Inc.'s Board of Directors in February 2000. He previously served as the chairman, president, and chief executive officer of Galileo International, Inc. Prior to joining Galileo, Mr. Barlett served as executive vice president for MasterCard International Corporation and was executive vice president for NBD Bancorp. Mr. Barlett serves as a director of TeleTech Holdings, Inc. and Korn/Ferry International, and is also a member of Korn/Ferry's audit committee.

Anjan Mukherjee has been a member of our Board of Directors since November 2004. He is a Principal of The Blackstone Group LP, which he joined in 2001. Prior to that, Mr. Mukherjee attended Harvard Business School where he received his master's degree in business administration in 2001. Mr. Mukherjee was with Thomas H. Lee Company from 1997 to 1999 and was involved with the analysis and execution of private equity investments in a wide range of industries.

Paul H. O'Neill has been a member of our Board of Directors since December 2004. Mr. O'Neill has been a Special Advisor at The Blackstone Group LP since March 2003. Prior to that, he served as U.S. Secretary of the Treasury during 2001 and 2002 and was chief executive officer of Alcoa Inc. from 1987 to 1999 and chairman of the board from 1987 to 2000. He currently also serves on the boards of directors of TRW Automotive Holdings Corp., Nalco Holding Company and Eastman Kodak Company.

Class III Directors – Term Expires in 2007

Name of Director	Age	Positions With Celanese Since
Chinh E. Chu	38	Chairman of the Board, 2004
Benjamin J. Jenkins	34	Director, 2004
Dr. William H. Joyce	69	Director, 2004
David N. Weidman	49	President, Chief Executive Officer and Director, 2004

Chinh E. Chu has been our Chairman of the Board of Directors since December 2004. Mr. Chu has been a member of our Board of Directors since November 2004. He is a Senior Managing Director of The Blackstone Group LP, which he joined in 1990. Mr. Chu currently serves on the boards of directors of Nalco Holding Company and Nycomed Holdings. Mr. Chu also serves on the supervisory board of Celanese AG.

Benjamin J. Jenkins has been a member of our Board of Directors since November 2004. He is a Principal of The Blackstone Group LP, which he joined in 1999. Prior to that, Mr. Jenkins was an associate at Saunders Karp & Megrue. Mr. Jenkins currently serves on the board of directors of Axtel S.A. de C.V. and Vanguard Health Systems and on the supervisory board of Celanese AG.

Dr. William H. Joyce has been a member of our Board of Directors since December 2004. He has been chairman and chief executive officer of Nalco Holding Company since November 2003. Prior to that,

Dr. Joyce was chairman and chief executive officer of Hercules Incorporated from May 2001 through November 2003 and had been chairman, president and chief executive officer of Union Carbide Corporation since 1996 through May 2001. Dr. Joyce has been a director of El Paso Corp. from May 2004 and is also a director of CVS Corporation. He serves as a trustee of the Universities Research Association, Inc. and Co-Chairman of the Government-University-Industry Research Roundtable of the National Academies.

David N. Weidman has been our Chief Executive Officer and President and a member of the Board of Directors since December 2004. Until October 2004, Mr. Weidman was a member of the board of management of Celanese AG and had served as its Vice Chairman since September 23, 2003 and its chief operating officer since January 2002. He joined Celanese AG as the chief executive officer of Celanese Chemicals in September 2000. Before joining Celanese AG, he had been a member of Honeywell/Allied Signal's corporate executive council and the president of its performance polymers business since 1998. Mr. Weidman joined Allied Signal in 1994 as vice president and general manager of performance additives and became president and general manager of fluorine products in 1995. Mr. Weidman began his career in the chemical industry with American Cyanamid in 1980, serving as vice president and general manager of its fibers division from 1990 to 1994, as vice president and general manager of Cyanamid Canada from 1989 to 1990, and as managing director of Cyanamid Nordiska in Stockholm, Sweden from 1987 to 1989. He is also a board member of the American Chemistry Council and the National Advisory Council of the Marriott School of Management, and is the Honorary Treasurer of the Society of Chemical Industry.

Board Meetings in 2004

The Board of Directors met for the first time on December 14, 2004. All of our Directors attended that meeting in person, except Dr. Ostmeier, who attended by telephone conference. Mr. Ballbach was not a member of the Board at that time, but attended the meeting as an observer.

Prior to December 14, 2004, the Board of Directors of Celanese Corporation comprised of Messrs. Chu, Jenkins and Mukherjee. All actions taken by the Board of Directors in 2004 were accomplished by unanimous written consent. The Company did not establish the Board committees until January 2005, and therefore there were no committee meetings or consent actions in 2004.

Board Attendance at Annual Meetings

We recognize that Directors' attendance at Annual Meetings can provide investors with an opportunity to communicate with Directors about issues affecting the Company. We highly encourage all of our Directors to attend our Annual Meetings. In the event that a Director cannot attend in person, we encourage our Director to attend telephonically. This is the Company's first Annual Meeting since its initial public offering in January 2005.

Committees of the Board of Directors

The Board of Directors has standing Audit, Compensation, Nominating and Corporate Governance, and Executive committees. As described below, because we are a controlled company, we utilize exemptions under the NYSE corporate governance standards that permit these committees to proceed without entirely independent membership.

Executive Committee

The Company's Executive Committee is comprised of Messrs. Chu (Chairman), Weidman and Jenkins. The Executive Committee is responsible for exercising all of the powers of the Board of Directors during intervals between meetings, except for those powers delegated to other committees of the Board of Directors and powers that may not be delegated to a committee of the Board of Directors under Delaware law.

Audit Committee

The Company's Audit Committee is comprised of Messrs. Barlett (Chairman), Jenkins and Ballbach. Mr. Barlett is our Audit Committee "financial expert," as such term is defined in Item 401(h) of

Regulation S-K. The Board has determined that Messrs. Ballbach and Barlett are independent Directors. Mr. Jenkins is a principal of The Blackstone Group LP, which beneficially owns approximately 62% of the Company's Common Stock and therefore is not deemed to be independent. We intend to have a fully independent Audit Committee by January 21, 2006.

The Audit Committee is responsible for (1) the hiring or termination of independent auditors and approving any non-audit work performed by such auditor, (2) approving the overall scope of the audit, (3) assisting the Board of Directors in monitoring the integrity of our financial statements, the independent auditors' qualifications and independence, the performance of the independent auditors and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors' report describing the auditing firms' internal quality control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and managements' response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) annually reviewing the adequacy of the Audit Committee's written charter, (12) handling such other matters that are specifically delegated to the Audit Committee by the Board of Directors from time to time, (13) reporting regularly to the full Board of Directors and (14) evaluating the Board of Directors' performance. The Board of Directors have adopted the Celanese Global Business Conduct Policy, which applies to all directors, officers and employees, and a Financial Code of Ethics, which sets forth additional ethics requirements for the Chief Executive Officer, Chief Financial Officer and Controller. Both the Global Business Conduct Policy and the Financial Code of Ethics are posted on our website.

The Board of Directors adopted the Audit Committee Charter and appointed its members on January 5, 2005. There were no Audit Committee meetings in fiscal year 2004 because the Audit Committee was not established until 2005. The Audit Committee Charter is attached as Appendix A to this Proxy Statement and can also be downloaded from the Company's investor relations website, http://www.celanese.com/index/ir_index/ir_corp_governance.htm. Below is a report of the AuditCommittee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the "Committee") assists the Board in fulfilling its oversight responsibilities with respect to the external reporting process and the adequacy of the Company's internal controls. Specific responsibilities of the Committee are set forth in the Audit Committee Charter adopted by the Board on January 5, 2005. A copy of the Audit Committee Charter can be found on the Company's website, www.celanese.com.

A minority of the members of the Committee will continue to be exempt from the independence requirements of Rule 10A-3 of the Exchange Act for a period up to one year from the date of the effectiveness of the Company's registration statement (the "Registration Statement") covering the initial public offering of its Series A Common Stock (the "Offering").

Celanese management is responsible for the Company's internal controls and the financial reporting process. The independent registered public accounting firm KPMG LLP ("KPMG") is responsible for performing an independent audit of the Company's consolidated financial statements and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States. The Committee monitors the Company's financial reporting process and reports to the Board of Directors on its findings.

The Committee reviewed and discussed with Celanese management and KPMG the audited financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2004. The Committee also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The Committee has received from KPMG the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG its independence.

The Committee has also considered whether the provision to the Company by KPMG of limited non-audit services is compatible with maintaining the independence of KPMG. The Committee has satisfied itself as to the independence of KPMG.

Based on the Committee's review of the audited consolidated financial statements of the Company, and on the Committee's discussion with Celanese management and with KPMG, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004.

AUDIT COMMITTEE
James Barlett, Chair
John M. Ballbach
Benjamin J. Jenkins

Compensation Committee

The Company's Compensation Committee is comprised of Messrs. Chu (Chairman), Jenkins and Mukherjee. The Compensation Committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our chief executive officer and other executive officers, (3) developing and recommending to the Board of Directors compensation for board members, (4) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (5) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (6) administration of stock plans and other incentive compensation plans, (7) overseeing compliance with any applicable compensation reporting requirements of the SEC, (8) approving the appointment and removal of trustees and investment managers for pension fund assets, (9) retaining consultants to advise the committee on executive compensation practices and policies, and (10) handling such other matters that are specifically delegated to the Compensation Committee by the Board of Directors from time to time.

The Board of Directors adopted the Compensation Committee Charter and appointed its members on January 5, 2005. The Compensation Committee Charter can be viewed and downloaded from the Company's investor relations website, http://www.celanese.com/index/ir_index/ir_corp_governance.htm.

Nominating and Corporate Governance Committee

The Company's Nominating and Corporate Governance Committee is comprised of Messrs. Mukherjee (Chairman), Quella and Weidman. The Nominating and Corporate Governance Committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to the Board of Directors individuals qualified to become executive officers, (3) overseeing evaluations of the Board of Directors, its members and committees of the Board of Directors, and (4) handling such other matters that are specifically delegated to the Nominating and Corporate Governance Committee by the Board of Directors from time to time.

The Board of Directors adopted the Nominating and Corporate Governance Charter and appointed its members on January 5, 2005. The Nominating and Corporate Governance Charter can be viewed and downloaded from the Company's investor relations website, http://www.celanese.com/index/ir_index/ir_corp_governance.htm.

Director Compensation

Our management Directors do not receive any compensation for serving as a Director or as a member or chair of a committee of the Board of Directors. Commencing on January 1, 2005, each non-management Director is entitled to: (1) an annual cash retainer of $125,000; and (2) a meeting fee of $1,250 for each day of in-person attendance of a Board Meeting, Committee Meeting and/or Executive Session (a meeting of the non-management Directors). The Chairman of the Board and the Chairman of

each Committee are also entitled to a Chairman fee of $1,000 for each Board Meeting or Committee Meeting attended in person. In addition, Messrs. Ballbach, Barlett, Joyce and Sanders each received a grant of 24,622 option shares of Common Stock on January 21, 2005 and the right to purchase on January 26, 2005, 3,598 shares of Common Stock at a discounted price of $7.20 per share. Mr. O'Neill received a grant of 24,622 option shares of Common Stock on January 25, 2005 and the right to purchase on January 26, 2005, 3,598 shares of Common Stock at a discounted price of $7.20 per share. Messrs. Chu, Jenkins, Mukherjee, Ostmeier and Quella waived all rights to any cash compensation and grants of options of Common Stock to which they were entitled as Directors of the Company, as described above, and authorized Blackstone Management Partners IV LLC to receive all such option grants and cash payments. None of Messrs. Chu, Jenkins, Mukherjee, Ostmeier and Quella have acquired any Company stock.

Director Independence

The majority of the Company's shares are controlled by Blackstone, and for this reason the Company is a "controlled company" under the NYSE corporate governance standards. Under the NYSE rules, a company of which more than 50% of the voting power is held by another company is a "controlled company" and may elect not to comply with certain NYSE corporate governance requirements, including (1) the requirement that a majority of the Board of Directors consist of independent Directors, (2) the requirement that we have a Nominating and Corporate Governance Committee that is composed of entirely independent Directors with a written charter addressing the committee's purpose and responsibilities, (3) the requirement that we have a Compensation Committee that is composed of entirely independent Directors with a written charter addressing the committee's purpose and responsibilities, and (4) the requirement for an annual performance evaluation of the Nominating and Corporate Governance and Compensation Committees. We are availing ourselves of the "controlled company" exception. We do not have a majority of independent Directors on our Board of Directors and our Audit, Nominating and Corporate Governance, and Compensation Committees are not comprised entirely of independent Directors. We currently have 2 independent Directors on our Audit Committee, Messrs. Ballbach and Barlett. We intend to have a fully independent Audit Committee by January 21, 2006.

The Company reviews each of the Directors against the Company's Corporate Governance Guidelines, adopted by the Board, and the independence requirements of the SEC and the NYSE to determine independence. The full text of the Guidelines can be found on the Company's website, http://www.celanese.com/index/ir_index/ir_corp_governance.htm. The Board considered transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates.

The Board has affirmatively determined that Messrs. Ballbach, Barlett and Sanders are independent of the Company and its management under the rules of the NYSE and SEC. Messrs. Chu, Jenkins, Joyce, Mukherjee, O'Neill, Ostmeier and Quella may not be considered independent Directors because of their affiliations with Blackstone, and the Company is not treating these remaining Directors as independent for purposes of determining its compliance with NYSE and SEC requirements. Messrs. Chu and Ostmeier are Senior Managing Directors, Mr. Quella is Senior Managing Director and Senior Operating Partner and Messrs. Jenkins and Mukherjee are Principals of Blackstone. Dr. Joyce is the CEO of Nalco Holding Company, an affiliate of Blackstone. Mr. O'Neill is a Special Advisor at Blackstone.

Candidates of the Board

The Board of Directors and Nominating and Corporate Governance Committee consider candidates for Board membership suggested by the Board or Nominating and Corporate Governance Committee members, as well as by management and shareholders. The Nominating and Corporate Governance Committee's charter provides that it may retain a third-party executive search firm to identify candidates from time to time. Currently, the Nominating and Corporate Governance Committee has not retained a search firm.

The Board's and Nominating and Corporate Governance Committee's assessment of a proposed candidate will include a review of the person's judgment, experience, independence, understanding of the Company's business or other related industries and such other factors as the Nominating and Corporate

Governance Committee determines are relevant in light of the needs of the Board of Directors. The Nominating and Corporate Governance Committee believes that its nominees should reflect a diversity of experience, gender, race, ethnicity and age. The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other prospective nominees.

For a shareholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a shareholder must notify Celanese's Corporate Secretary. Celanese shareholders may recommend an individual as a nominee to the Board of Directors by sending their recommendations in writing to Celanese Corporation, Board of Directors, 1601 W. LBJ Freeway, Dallas, TX 75234, Attn: Corporate Secretary. The recommendation on the 2006 director slate must be provided to the Board of Directors by December 28, 2005, and should include the following information:

•	The name and address of the recommending shareholder, and the class and number of shares of our Common Stock that are beneficially owned by the recommending shareholder;

•	The name, age, business address and principal occupation and employment of the recommended nominee;

•	Any information relevant to a determination of whether the recommended nominee meets the criteria for Board membership established by the Board of Directors and/or the Nominating and Corporate Governance Committee;

•	Any information regarding the recommended nominee relevant to a determination of whether the recommended nominee would be considered independent under the applicable NYSE rules;

•	All other information relating to the recommended nominee that is required to be disclosed in solicitation for proxies in an election of directors, pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended, including, without limitation, information regarding (1) the recommended nominee's business experience over the past five years; (2) the class and number of our shares, if any, that are beneficially owned by the recommended nominee; and (3) material relationships or transactions, if any, between the recommended nominee and us or our management;

•	a description of any business or personal relationships between the recommended nominee and the recommending shareholder;

•	a statement, signed by the recommended nominee, (1) verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation, and (2) affirming the recommended nominee's willingness to be a director; and

•	if the recommending shareholder has beneficially owned more than 5% of our voting stock for at least one year as of the date the recommendation is made, evidence of such beneficial ownership as specified in the rules and regulations of the SEC.

The Nominating and Corporate Governance Committee considers individuals recommended by shareholders in the same manner and to the same extent as it considers director nominees identified by other means. The Chairman of the Nominating and Corporate Governance Committee will make exploratory contacts with those nominees whose skills, experiences, qualifications and personal attributes satisfy those that the Nominating and Corporate Governance Committee has identified as essential for a nominee to possess, as described above. Then, an opportunity will be arranged for the members of the Nominating and Corporate Governance Committee or as many members as can do so to meet the potential nominees. The Nominating and Corporate Governance Committee will then select a nominee to recommend to the Board of Directors for consideration and appointment. Board members appointed in this manner will serve, absent unusual circumstances, until their election by our shareholders at the next annual meeting of shareholders. The Board and Nominating and Corporate Governance Committee have not received director nominations from any shareholders outside the Board or Nominating and Corporate Governance Committee.

In addition to the foregoing, the Second Amended and Restated Shareholders' Agreement dated January 18, 2005 (described in detail in the section titled "Certain Relationships and Related Transactions"), provides that Blackstone and BA Capital Sidecar Fund LP are entitled to designate all nominees for election to the Board of Directors of the Company for so long as they hold at least 25% of the total voting power of the Company's capital stock. Thereafter, although they will not have an explicit contractual right to do so, they may still nominate directors of the Company in their capacity as shareholders.

Shareholder Communications with the Board

The Board of Directors has adopted the following procedure in accordance with the requirements of the SEC for shareholders to communicate with the Board and its members. Shareholders and other parties interested in communicating directly with the non-management Directors as a group or the Board may do so by sending their communications to:

Celanese Corporation
Board of Directors
1601 W. LBJ Freeway
Dallas, TX 75234
Attn: Corporate Secretary

All shareholder communications received by the Corporate Secretary will be delivered to one or more members of the Board as appropriate, as determined by the Corporate Secretary. Notwithstanding the foregoing, the Corporate Secretary will maintain for the benefit of the Board, for a period of two years following the receipt any communication, a record of all shareholder communications received in compliance with this policy.

Members of the Board may review this record of shareholder communications upon their request to the Corporate Secretary. In addition, the receipt of any accounting, internal controls or audit-related complaints or concerns will be directed to the Chairman of the Audit Committee.

OUR MANAGEMENT TEAM

Dr. Lyndon Cole, 52, has served as Executive Vice President since December 2004. Since April 2003 he has also been president of the Ticona business. Currently, he is also Vice Chairman of Celanese AG's board of management, of which he has been a member since September 2003. He has been the head of the Celanese AG Growth and Excellence Council since April 2003. Dr. Cole joined Celanese AG in March of 2002 as president of the Celanese Chemicals business. From 1998 to 2001, he had been chief executive officer of United Kingdom based Elementis PLC, a global specialty chemicals company. Prior to joining Elementis, he was general manager Global Structured Products for GE Plastics from 1990 to 1998 and previously held general management and commercial positions with GE Plastics, Dow Chemicals Europe and ICI. Dr. Cole received his bachelor of arts degrees in Chemistry and Microbiology in 1975, and his doctor of philosophy degree in Physical Chemistry in 1978, both from Reading University.

Michael E. Grom, 54, has been Vice President, Principal Financial Officer & Treasurer of Celanese Americas Corporation (CAC) since February 2000. He served as Vice President and Treasurer of CAC between March 1997 and February 2000. From February 1994 to March 1997, he served as Assistant Treasurer of CAC. He was Vice President, Finance and Information Systems for CAC's former Life Sciences Group from September 1990 to February 1994. From September 1981 to September 1990, Mr. Grom held various financial positions with increasing responsibilities within CAC. Prior to joining the Company in 1981, Mr. Grom was with KPMG for seven years. He graduated in 1975 with a bachelor of science degree in accounting from Seton Hall University and is a Certified Public Accountant.

David Loeser, 50, has been our Senior Vice President of Human Resources and Communications since April 2005. From 1999 until 2005, Mr. Loeser was senior vice president of human resources for CompuCom Systems, Inc. Mr. Loeser was with Quaker State Corporation from 1995 through 1998 and served as senior vice president of human resources. In addition, Mr. Loeser held senior positions at Continental Airlines, Inc. between 1994 and 1996 and Pepsico Inc. from 1985 through 1994. Mr. Loeser received his bachelor of science degree in management from the University of South Carolina in 1977, and a master's degree in business administration from the University of Toledo in 1982.

Douglas M. Madden, 52, has been President of Celanese Acetate LLC since October 2003. In September 2000, Mr. Madden was appointed to the Celanese Chemicals' executive committee and named vice president and general manager of the acrylates business and head of global supply chain for Celanese Chemicals. Mr. Madden previously held several successive vice president level positions in Finance, Global Procurement, Business Support with Hoechst Celanese Life Sciences Group, Celanese Fibers and Celanese Chemicals businesses. In 1990, he served as business director for Ticona's GUR business and held prior responsibilities as Director of Quality Management for Specialty Products. Mr. Madden started his career with American Hoechst Corporation in 1984 as manager of corporate distribution. Prior experience included operational and distribution management with Warner-Lambert and Johnson & Johnson. He holds a bachelor of science degree in business administration from the University of Illinois.

Corliss J. Nelson, 60, has been our Chief Financial Officer since December 2004 and an Executive Vice President of the Company since November 2004. Mr. Nelson joined the Company from JM Family Enterprises, where he had been executive vice president and chief financial officer since 2003. Before that, Mr. Nelson was senior executive vice president and chief financial officer of Ryder System, Inc., and also served on Ryder's board of directors from 1999 to 2003. He graduated in 1967 with a bachelor of science degree in finance and accounting from the California State Polytechnic University, San Luis Obispo.

John A. O'Dwyer, 52, has served as Vice President, Strategic Procurement and Service Management of Celanese International Corporation since May 2004. Mr. O'Dwyer was named vice president and member of Celanese Chemicals' executive committee in September 2000. He was appointed business director for the ethylene oxide/ethylene glycol business line in 1992 and was named director of the acetyls business line in 1995. In 1990, Mr. O'Dwyer became general sales manager for Asia. From 1987 to 1990, he was based in Frankfurt, Germany, where he served as a global solvents marketing manager for two years and in the Hoechst Corporate Strategy Group for one year. Mr. O'Dwyer began his career with Celanese in 1981 as a sales representative. Mr. O'Dwyer graduated in 1974 from Loyola University of Chicago with a bachelor's degree in biology. He later earned a master's degree in business administration from Northwestern University in 1980.

Dr. Andreas Pohlmann, 47, has been our Executive Vice President and Chief Administrative Officer since December 2004. Dr. Pohlmann also served as Secretary of the Company between December 2004 and April 2005. Since November 2004, he has been Chairman of the board of management of Celanese AG. He had been Chief Administrative Officer and a member of the board of management of Celanese AG since October 2002 and has been Celanese AG's Vice President and Corporate Secretary since October 1999. Dr. Pohlmann has served as managing director of Celanese Ventures since February 2002. In his ten years at Hoechst, Dr. Pohlmann, an attorney, held various positions of increasing responsibility in the Corporate Law, Corporate Public and Governmental Affairs, and Corporate Controlling and Development departments, ultimately serving as Hoechst AG's Corporate Secretary from 1996 to 1999. He is also a member of the supervisory board of the Pensionskasse der Mitarbeiter der Hoechst-Gruppe VVaG (German pension fund for employees of the Hoechst Group). Dr. Pohlmann received his First State Exam in 1985 from the University of Frankfurt. He received his Second State Exam in 1988 and was admitted to the bar in the same year. In 1990, Dr. Pohlmann received is doctor of law degree from the University of Tuebingen.

Curtis S. Shaw, 56, has been our Executive Vice President, General Counsel (Americas) and Corporate Secretary since April 2005. Mr. Shaw joined the Company from Charter Communications, Inc., where he had served as executive vice president, general counsel and secretary since 2003. Mr. Shaw joined Charter Investments in 1997 as senior vice president, general counsel and secretary. Prior to Charter Communications, Mr. Shaw served as corporate counsel to NYNEX Corporation from 1988 through 1996. Since 1973, Mr. Shaw has practiced as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received his bachelor of arts degree in economics with honors from Trinity College in 1970, and his juris doctor degree from Columbia University School of Law in 1973.

David N. Weidman, 49, has been our Chief Executive Officer and President and a member of the Board of Directors since December 2004. Until October 2004, Mr. Weidman was a member of the board of management of Celanese AG and had served as its Vice Chairman since September 2003 and as its chief operating officer since January 2002. He joined Celanese AG as the chief executive officer of Celanese Chemicals in September 2000. Before joining Celanese AG, he had been a member of Honeywell/Allied Signal's corporate executive council and the president of its performance polymers business since 1998. Mr. Weidman joined Allied Signal in 1994 as vice president and general manager of performance additives and became president and general manager of fluorine products in 1995. Mr. Weidman began his career in the chemical industry with American Cyanamid in 1980, serving as vice president and general manager of its fibers division from 1990 to 1994, as vice president and general manager of Cyanamid Canada from 1989 to 1990, and as managing director of Cyanamid Nordiska in Stockholm, Sweden from 1987 to 1989. He is also a board member of the American Chemistry Council and the National Advisory Council of the Marriott School of Management, and is the Honorary Treasurer of the Society of Chemical Industry. Mr. Weidman received his bachelor of science degree in Chemical Engineering in 1978 from Brigham Young University, and his master's degree in business administration from the University of Michigan in 1980.

EXECUTIVE COMPENSATION INFORMATION

Summary Compensation Table

The following table shows all compensation awarded to, earned by, or paid in 2004 to our Chief Executive Officer and four other most highly compensated executive officers based on salary, whom we refer to as the "named executive officers."

		Annual Compensation				Long-Term Compensation
Name & Principal Position(1)	Year	Salary		Bonus(2)	Other Annual Compensation(3)	LTIP Payouts(4)	All other Compensation
David N. Weidman, Chief Executive Officer and President	2004	$853,666		$1,152,988	$17,500	$2,493,295	$10,135,720	(5)
Lyndon B. Cole, Executive Vice President and President, Ticona	2004	$650,000		$836,722	—	$413,725	$5,631,453	(6)
Andreas Pohlmann, Executive Vice President and Chief Administrative Officer	2004	$598,000		$779,602	$48,413	$852,348	$5,440,228	(7)
Corliss J. Nelson, Executive Vice President and Chief Financial Officer	2004	$575,000	(8)	—	$2,640	—	$3,481,861	(9)
John O'Dwyer, Vice President, Strategic Procurement and Service Management, Celanese International Corporation	2004	$264,211		$263,763	$17,500	$1,118,175	$1,026,674	(10)

(1)	We have provided compensation information as to 2004 for the named executive officers because 2004 is the first year in which we, as a newly established company following the acquisition by Blackstone, are paying compensation to our named executive officers. Messrs. Weidman, Cole, Pohlmann and Nelson were appointed to their positions at Celanese Corporation on December 14, 2004. The amounts set forth above include, for Messrs. Weidman, Cole and Pohlmann, compensation received from other Celanese entities prior to December 14, 2004.

(2)	The bonus amounts were earned in 2004, but paid out on April 1, 2005.

(3)	Includes (a) a $16,000 automobile allowance and a $1,500 tax preparation fee reimbursement for Mr. Weidman; (b) a payment of $48,413 to cover Dr. Pohlmann's relocation to the United States, as provided in a Letter of Understanding between Celanese and Dr. Pohlmann dated October 27, 2004; (c) a payment of $2,640 to cover Mr. Nelson's incidentals relating to his relocation to Dallas; and (d) a $15,000 Executive Perquisite and a $2,500 special award for Mr. O'Dwyer.

(4)	Includes stock appreciation rights paid out under Celanese AG's Equity Participation and Long Term Incentive Plans.

(5)	Includes (a) an initial payment on January 21, 2005 of $7,565,601 pursuant to the 2004 Deferred Compensation Plan; (b) a retention bonus payment on January 21, 2005 in the amount of $2,567,500; and (c) payments by the Company totaling $2,619 for a term life insurance policy for Mr. Weidman.

(6)	Includes (a) an initial payment on January 21, 2005 of $3,048,304 pursuant to the 2004 Deferred Compensation Plan; (b) a retention bonus payment on January 21, 2005 in the amount of $2,074,627; and (c) a payment of €383,900 ($508,522) to compensate Dr. Cole for foregone gains on stock appreciation rights and shares he would have acquired had he not been restricted from trading in Celanese AG shares pursuant to Celanese insider trading policy.

(7)	Includes (a) an initial payment on January 21, 2005 of $2,987,338 pursuant to the 2004 Deferred Compensation Plan; (b) a retention bonus payment on January 21, 2005 in the amount of $1,855,000; and (c) a payment of €456,300 ($597,890) to compensate Dr. Pohlmann for foregone gains on stock appreciation rights and shares he would have acquired had he not been restricted from trading in Celanese AG shares pursuant to Celanese insider trading policy.

(8)	Mr. Nelson's annualized salary is $575,000. Effective January 1, 2005, Mr. Nelson's salary was increased to $675,000. His employment commenced on November 8, 2004. He received salary payments of $77,404 in 2004. This was the only compensation received by Mr. Nelson in 2004.

(9)	Includes (a) an initial payment on January 21, 2005 of $2,731,861 pursuant to the 2004 Deferred Compensation Plan; and (b) amounts of $250,000 and $500,000, paid in January and February of 2005, respectively, to compensate Mr. Nelson for foregone incentive payments from his former employer, and used by Mr. Nelson to purchase shares of Common Stock pursuant to the 2004 Stock Incentive Plan.

(10)	Includes (a) an initial payment on January 21, 2005 of $1,024,640 pursuant to the 2004 Deferred Compensation Plan; and (b) payments by the Company totaling $2,034 for a term life insurance policy for Mr. O'Dwyer.

Option Grants in 2004

There were no options for shares of our Common Stock granted to the named executive officers in 2004.

Celanese AG Aggregated Option Exercises in 2004

The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 2004 by our named executive officers. At the end of the fiscal year ended December 31, 2004, our named executive officers had no unexercised options.

Name and Principal Position	Shares Acquired on Exercise	Value Realized ($)
David N. Weidman, Chief Executive Officer and President	55,000	$1,572,698
Lyndon B. Cole, Executive Vice President and President, Ticona	15,000	$414,570
Andreas Pohlmann, Executive Vice President and Chief Administrative Officer	13,000	$359,632
Corliss J. Nelson, Executive Vice President and Chief Financial Officer	—	—
John O'Dwyer, Vice President, Strategic Procurement and Service Management, Celanese International Corporation	13,000	$340,362

Stock Incentive Plan

In December 2004, we adopted a Stock Incentive Plan (the "Stock Plan") to assist us in recruiting and retaining key employees, directors or consultants of outstanding ability and to motivate such employees, directors or consultants to exert their best efforts on our behalf by providing compensation and incentives through the granting of awards. The Stock Plan permits us to grant to our executive officers, key employees, directors and consultants stock options, stock appreciation rights, or other stock-based awards. In connection with the Stock Plan, we have granted stock options and entered into stock option agreements with our executive officers, key employees and directors and granted rights to purchase stock at a discount to our executive officers, key employees and directors.

Administration.    Our Compensation Committee administers the Stock Plan. The Committee determines who will receive awards under the Stock Plan, as well as the form of the awards, the number of shares underlying the awards, and the terms and conditions of the awards consistent with the terms of the Stock Plan. The Committee is authorized to interpret the Stock Plan, to establish, amend and rescind any rules and regulations relating to the Stock Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Stock Plan. The Committee is able to correct any defect or supply any omission or reconcile any inconsistency in the Stock Plan in the manner and to the extent the committee deems necessary or desirable.

Shares Reserved for Awards, Limits on Awards and Shares Outstanding.    The total number of shares of our Common Stock originally reserved for issuance or delivery under the Stock Plan was 16,250,000. In the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar transaction, the Committee will adjust (i) the number or kind of shares or other securities that may be issued or reserved for issuance pursuant to the Stock Incentive Plan or pursuant to any outstanding awards, (ii) the option price or exercise price, and/or (iii) any other affected terms of such awards.

Stock Options.    The Stock Plan permits the Committee to grant participants incentive stock options, which qualify for special tax treatment in the United States, as well as nonqualified stock options. The Committee will establish the duration of each option at the time it is granted, with a maximum ten-year duration for incentive stock options. The Committee also establishes vesting and performance requirements that must be met prior to the exercise of options. Stock option grants may include provisions that permit the option holder to exercise all or part of the holder's vested options, or to satisfy withholding tax liabilities, by tendering shares of Common Stock already owned by the option holder for at least six months (or another period consistent with the applicable accounting rules) with a fair market value equal to the exercise price. Stock option grants may also include provisions that permit the option holder to exercise all or part of the holder's vested options through an exercise procedure, which requires the delivery of irrevocable instructions to a broker to sell the shares obtained upon exercise of the option and deliver promptly to us the proceeds of the sale equal to the aggregate exercise price of the Common Stock being purchased.

Stock Appreciation Rights.    The Committee also has the ability to grant stock appreciation rights, either alone or in tandem with underlying stock options, as well as limited stock appreciation rights, which is exercisable upon the occurrence of certain contingent events. Stock appreciation rights will entitle the holder upon exercise to receive an amount in any combination of cash or shares of our Common Stock (as determined by the committee) equal in value to the excess of the fair market value of the shares covered by the right over the grant price.

Other Stock-Based Awards.    The Stock Plan permits the Committee to grant awards that are valued by reference to, or otherwise based on, the fair market value of our Common Stock. These awards are in such form and subject to such conditions as the Committee may determine, including the satisfaction of performance goals, the completion of periods of service or the occurrence of certain events.

Awards.    In connection with our initial public offering in January 2005 (the "IPO"), we granted the right to certain of our executive officers, key employees and directors to purchase shares of our Common Stock at a discounted price of $7.20 per share pursuant to our Stock Plan. In connection with the IPO, the total number of discounted shares of Common Stock purchased by our executive officers, key employees and directors was 1,613,317. As a result of the discounted share offering, we took a one-time pre-tax non-cash charge of $14 million. Our executive officers and certain of our key employees received funds to purchase the discounted shares of our Common Stock under our deferred compensation plan described below.

In addition, we granted 11,252,972 option shares of Common Stock to our executive officers, key employees, directors and Blackstone Management Partners IV LLC with an exercise price of $16 per share. As of March 31, 2005, the total number of shares of our Common Stock available for issuance or delivery under the Stock Plan was 3,383,711.

In connection with these stock issuances, we entered into a shareholders agreement with the recipient of the shares. See "Certain Relationships and Related Party Transactions—New Arrangements—Employee Shareholders Agreement."

Change-in-Control Provisions.    The Committee may, in the event of a change in control, provide that any outstanding awards that are unexercisable or otherwise unvested will become fully vested and immediately exercisable. In addition, the committee may, in its sole discretion, provide for the termination of an award upon the consummation of the change in control and the payment of a cash amount in exchange for the cancellation of an award, and/or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected award.

Amendment and Termination.    Our Board of Directors will have the ability to amend or terminate the Stock Plan at any time, provided that no amendment or termination is made that diminishes the rights of the holder of any award. Our Board of Directors will have the ability to amend the plan in such manner as it deems necessary to permit awards to meet the requirements of applicable laws.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Chu, Jenkins and Mukherjee. None of Mr. Chu, Mr. Jenkins or Mr. Mukherjee is currently an employee or officer of Celanese Corporation. Members of the Compensation Committee have held various offices with the Company and/or its subsidiaries as described below:

–	Mr. Jenkins was appointed on March 11, 2004 as assistant secretary of Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd., before it became domiciled in the State of Delaware on November 3, 2004, and was renamed as Celanese Corporation. Mr. Jenkins was not appointed as an officer of Celanese Corporation. Mr. Jenkins did not receive compensation for his role as assistant secretary of Blackstone Crystal Holdings Capital Partners (Cayman) IV Ltd.

–	Mr. Chu and Mr. Jenkins were president and treasurer, respectively, of BCP Crystal US Holdings Corporation from March 23, 2004 until December 15, 2004. BCP Crystal US Holdings Corporation is an indirect wholly-owned subsidiary of the Company. Neither Mr. Chu nor Mr. Jenkins received compensation for his role as officer of BCP Crystal US Holdings Corporation.

–	Mr. Chu, Mr. Mukherjee and Mr. Jenkins were president, secretary and treasurer, respectively, of Crystal US Sub 3 Corp. from September 16, 2004 until January 20, 2005. Crystal US Sub 3 Corp. is an indirect wholly-owned subsidiary of the Company. None of Mr. Chu, Mr. Mukherjee or Mr. Jenkins received compensation for his role as officer of Crystal US Sub 3 Corp.

–	Mr. Jenkins was appointed on March 11, 2004 as assistant secretary of BCP Crystal Holdings Ltd. 2 and was appointed on July 15, 2004 as Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer. BCP Crystal Holdings Ltd. 2 later became domiciled in the State of Delaware on November 3, 2004 and was renamed as Celanese Holdings, LLC. Celanese Holdings, LLC is an indirect wholly-owned subsidiary of the Company. Mr. Jenkins was not appointed as an officer of Celanese Holdings, LLC. Mr. Jenkins did not receive compensation in his capacity as an officer of BCP Crystal Holdings Ltd. 2.

–	Mr. Jenkins was assistant secretary of BCP Caylux Holdings Ltd. 1 from March 11, 2004 until April 6, 2005. BCP Caylux Holdings Ltd. 1 is a company registered in Grand Cayman and is an indirect wholly-owned subsidiary of the Company. Mr. Jenkins did not receive compensation for his role as an officer of BCP Caylux Holdings Ltd. 1.

–	Mr. Jenkins was assistant secretary of BCP Crystal (Cayman) Ltd. 1 (formerly named BCP Caylux Holdings Ltd. 2) from March 11, 2004 until April 6, 2005. BCP Crystal (Cayman) Ltd. 1 is a company registered in Grand Cayman and is an indirect wholly-owned subsidiary of the Company. Mr. Jenkins did not receive compensation for his role as an officer of BCP Crystal (Cayman) Ltd. 1.

Deferred Compensation Plan

In December 2004, we adopted a Deferred Compensation Plan (the "Deferred Plan") for the named executive officers, as well as certain other key employees. The Compensation Committee will administer the Deferred Plan. The Committee will establish a separate book entry account for each participant in the Deferred Plan equal to an amount established by the Committee. The aggregate maximum amount payable under the Deferred Plan is $192 million. The initial component of the Deferred Plan totaling an aggregate of approximately $27 million vested in 2004 and was paid in the first quarter of 2005. The remaining aggregate maximum amount payable of $165 million is subject to downward adjustment if the price of our Common Stock falls below $16 per share and vests subject to the criteria set out below. Generally, the amount of each account is adjusted to reflect the price per share received in connection with the offering of our Common Stock. Each participant's account represents an unsecured obligation of the Company.

In connection with the initial component of the Deferred Plan totaling an aggregate of $27 million, the participants used the cash receipts from the Deferred Plan (1) for the purchase of shares of our Common Stock at an assumed price of $7.20 per share; (2) for the purchase of shares directly from us under our directed share program at the price to the public per share in the offering of our Common Stock; and (3) to pay taxes associated with such distribution from the Deferred Plan.

A portion of each account will vest based on (i) the participant's continued employment with us (the "time vesting criteria"), and (ii) the occurrence of a sale or other disposition by Blackstone of at least ninety percent (90%) of its equity interest in the Company in which Blackstone receives at least a twenty-five percent (25%) cash internal rate of return on its equity interest (a "Qualifying Sale"). The remaining portion of each account will vest based on (i) the achievement of performance criteria established by the Compensation Committee (the "performance vesting criteria"), and (ii) the occurrence of a Qualifying Sale. Except as set forth below, the applicable portion of the account will become payable when both vesting criteria are satisfied. In the event a participant is terminated by us without cause (as defined in the Deferred Plan), the participant resigns with good reason (as defined in the Deferred Plan) or the participants becomes disabled (as defined in the Deferred Plan) or dies (each termination, a "Good Termination") the vesting of a portion of the account will accelerate with respect to the time vesting criteria and the performance vesting criteria.

Upon a termination of employment for any reason, the account shall be forfeited to the extent that the account is not vested in both vesting criteria; provided, that in the event a participant (other than a named executive officer) is terminated due to a Good Termination, the portion of the participant's account vested in the time vesting criteria and performance vesting criteria is paid, without regard to whether Blackstone has engaged in a Qualifying Sale; provided, further, that if a named executive officer is terminated due to a Good Termination, the portion of the participant's account that has satisfied the time vesting criteria and the performance vesting criteria is paid, if and when a Qualifying Sale occurs.

The Deferred Plan is subject to the recently-enacted American Jobs Creation Act of 2004 (the "Act"), which generally imposes new requirements with respect to compensation deferred under deferred compensation plans after December 31, 2004. Under new Section 409A of the Internal Revenue Code, created in connection with the Act, the U.S. Treasury Department is directed to issue regulations providing guidance and provide a limited period during which deferred compensation plans may be amended to comply with the requirements of Section 409A. When the regulations are issued, we may be required to make modifications to the Deferred Plan to comply with Section 409A.

Bonus

The Company has entered into a retention cash bonus award letter agreement with each of Mr. Weidman, Dr. Pohlmann, and Dr. Cole (collectively, the "Bonus Agreements"). Pursuant to the terms of the respective Bonus Agreements, Mr. Weidman is eligible to receive a cash bonus award equal to $5,135,000, Dr. Cole is eligible to receive a cash bonus award equal to $3,960,000, and Dr. Pohlmann is eligible to receive a cash bonus award equal to $3,710,000. Fifty percent of the retention bonuses were immediately vested and paid on January 21, 2005. Each of Mr. Weidman, Dr. Cole and Dr. Pohlmann will receive 25% of his respective bonus award if the Company achieves certain cost-reduction targets for 2005, with the remaining 25% of the respective bonus award payable if the Company achieves certain cost-reduction targets for 2006. If Mr. Weidman's, Dr. Cole's or Dr. Pohlmann's employment is terminated by the Company for cause, or by such executive without good reason, such executive will forfeit any unpaid portion of the potential bonus award under his respective Bonus Agreement. If Mr. Weidman's, Dr. Cole's or Dr. Pohlmann's employment is terminated by the Company without cause or due to his death or disability or by such executive for good reason, such executive will be entitled to receive the remaining scheduled payments under the respective Bonus Agreements without regard to whether the cost reduction targets are achieved. In addition, we have paid bonuses of $2 million, in the aggregate, to certain members of management. The after-tax amount received by certain members of management, including the above named three, in connection with these retention bonuses was used to purchase shares directly from us under the directed share program at the price of $16 per share.

Employment Agreements

The Company has entered into an employment agreement with each of the current executive officers of the Company listed below (the "Executives"), the terms of which are summarized below (collectively, the "Employment Agreements").

Name of Executive	Title	Base Salary	Date of Agreement
David N. Weidman	President and Chief Executive Officer	$900,000	February 23, 2005
Lyndon Cole	Executive Vice President	$700,000	February 24, 2005
Corliss Nelson	Executive Vice President and Chief Financial Officer	$675,000	February 23, 2005
Andreas Pohlmann	Executive Vice President and Chief Administrative Officer	$650,000	February 23, 2005

Each of the Employment Agreements has an initial term commencing on the dates listed above and continuing through December 31, 2007, unless such Employment Agreement is terminated earlier pursuant to the terms of such Employment Agreement. Pursuant to the terms of the respective Employment Agreements, each of the Executives shall receive the annual base salary set forth above, subject to future upward adjustment by the Board, and shall report to the Board. In addition, each of Dr. Pohlmann, Mr. Nelson and Dr. Cole shall report to the Chief Executive Officer. Each of the Employment Agreements also contemplates that each of Mr. Weidman, Dr. Pohlmann and Dr. Cole will serve as a member on the Board upon request, without additional compensation. Unless otherwise agreed by the Company and the respective Executive, continuation of such Executive's employment beyond the initial term shall be deemed employment-at-will and shall not automatically extend the terms of his Employment Agreement, except for certain protective provisions for the benefit of the Company and, in the case of Dr. Pohlmann, the continued effectiveness of the Celanese AG deferred compensation plan and the defined benefit pension as described in his respective Service Agreement.

Each of the Executives is entitled to receive an annual bonus award based on actual achievement of performance targets established by the Board. At target performance levels, each Executive will be entitled to receive an annual cash bonus ranging from 0-200% of an amount equal to 80% of such Executive's annual base salary. Each of the Executives is entitled to reimbursement of reasonable business expenses in accordance with Company policy, and further, each of Mr. Weidman, Dr. Pohlmann and Dr. Cole will be entitled to payment of his car lease through the current term of that lease and payment for the preparation of his individual 2004 tax return by the Company's outside accountants. Each of the Executives will be entitled to participate in compensation and employee benefits plans customarily made available to senior executives of the Company from time to time. In addition, Mr. Weidman will be entitled to participate in defined pension benefits provided by the Company, which are on the same terms as the defined pension benefits provided by Celanese AG to the members of its board of management. Each of Dr. Pohlmann and Dr. Cole will also be entitled to participate in the deferred compensation plan and defined benefit pension of Celanese AG.

During the term of his employment and for one year afterward, each Executive has agreed, subject to certain customary exceptions, that he will not compete with the business of the Company, solicit employees or interfere with client, employee, consultant or other business relationships. Each Executive has also agreed to keep the Company's non-public information confidential and return materials containing such information to the Company upon his termination. Each Executive has further agreed to assign to the Company any inventions and intellectual property he develops, during his employment, within the scope of his employment and/or with the use of Company resources and to grant a license to the Company for all intellectual property rights in works he created prior to his employment with the Company that are relevant or implicated by such employment.

Each of the Executives may be entitled to receive severance benefits after termination of his employment depending on the circumstances under which his employment terminates. If the Executive's employment is terminated by the Company for cause or due to his death or disability, or by the Executive without good reason, the Executive will be entitled to accrued and unpaid salary, accrued and unpaid bonus and other accrued rights under compensation and employee benefit plans in which he participates (the "Accrued Rights"), but will not be entitled to severance benefits. If the Executive's employment is terminated by the Company without cause or by the Executive for good reason, he will be entitled to, in addition to the Accrued Rights, severance benefits equal to (i) a pro rata portion of any annual bonus that he would have been entitled to receive based on the percentage of the then current year already elapsed through the date of termination, payable when such bonus would have been payable had he not been terminated, and (ii) subject to the Executive's compliance with non-competition, non-solicitation and confidentiality restrictions and subject to reduction by other severance or termination benefits that may be available under other plans of the Company or its affiliates, continued salary payments for twelve months after the termination date and payment of his annual bonus at target performance levels for the year of termination payable over the twelve month period after the termination date. In addition, if Dr. Cole resigns because of a sale or change of control of the Company's Technical Polymers Ticona business, and Dr. Cole has not accepted or will not continue employment with the Company or any of its affiliates or with the purchaser of Ticona or any of its affiliates, Dr. Cole will be entitled to, in addition to the Accrued Rights, severance benefits equal to (i) a pro rata portion of any annual bonus that he would have been entitled to receive based on the percentage of the then current year already elapsed through the date of termination payable when such bonus would have been payable had he not been terminated, and (ii) subject to reduction by other severance or termination benefits that may be available under other plans of the Company or its affiliates, a lump sum payment equal to three times the sum of (A) his average base salary over the three calendar years prior to the termination date (or over all prior whole calendar years if his service was for less than three years), and (B) his average annual bonus earned during the three calendar years prior to termination (or over all prior whole calendar years if his service was for less than three years), in each case including his previous service with Celanese AG.

Concurrent with the execution of his Employment Agreement and Bonus Agreement, Mr. Weidman entered into an agreement with Celanese AG, a majority of the shares of which are indirectly owned by the Company, whereby he terminated his service agreement with Celanese AG, effective as of December 31, 2004. Further, each of Dr. Cole and Dr. Pohlmann, concurrently with the execution of his respective Employment Agreements and Bonus Agreements, entered into an amended and restated Service Agreement with Celanese AG (together, the "Service Agreements").

Under the respective Services Agreements, each of which retroactively becomes effective as of November 1, 2004, Dr. Pohlmann and Dr. Cole were appointed Chairman of the Board of Management and Vice Chairman of the Board of Management, respectively, of Celanese AG and each of them will perform other such duties without remuneration other than the compensation received under each Service Agreement. In addition to the terms of the Services Agreements described above, each of Dr. Pohlmann and Dr. Cole has also agreed, subject to certain customary exceptions, that he will not compete with the business of Celanese AG, will keep Celanese AG's non-public information confidential and will return materials containing such information to Celanese AG upon his termination. Each has further agreed to assign to Celanese AG any inventions he develops during his engagement. In the event of termination of either Service Agreement, neither of Dr. Pohlmann nor Dr. Cole will receive any severance or other payments or benefits, other than benefits accrued under Celanese AG's defined pension arrangement. Celanese AG pays the cost to maintain (i) directors & officers insurance, except for a deductible to be paid by the Executive, and (ii) accident insurance, in each case covering Dr. Pohlmann and Dr. Cole.

STOCK OWNERSHIP INFORMATION

PRINCIPAL SHAREHOLDERS AND BENEFICIAL OWNERS

The following table sets forth information with respect to the beneficial ownership of Common Stock of the Company as of April 15, 2005, by (i) each person known to own beneficially more than 5% of Common Stock of the Company, (ii) each of the Company's Directors, (iii) each of the Company's named executive officers, and (iv) all Directors and executive officers as a group.

The number of shares and percentage of beneficial ownership set forth below are based on shares of Common Stock of the Company issued and outstanding. As of April 15, 2005, the number of shares of Common Stock outstanding was 158,491,201 and the number of shares of Preferred Stock outstanding was 9,600,000. We currently have no Series B common stock outstanding.

	Amount and Nature of Beneficial Ownership of Common Stock*
Name of Beneficial Owner	Common Stock Beneficially Owned Excluding Option Shares	Rights to Acquire Shares of Common Stock	Total Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Affiliates of The Blackstone Group(1)	98,972,715	30,777	99,003,492	62.45%
BA Capital Investors Sidecar Fund, LP(2)	7,905,169	0	7,905,169	4.99%
Stephen A. Schwarzman(1)	98,972,715	30,777	99,003,492	62.45%
Peter G. Peterson(1)	98,972,715	30,777	99,003,492	62.45%
FMR Corp(3)	8,694,200	0	8,694,200	5.49%
David N. Weidman(4)	619,564	472,361	1,091,925	**
Corliss J. Nelson(4)(6)	235,632	173,769	409,401	**
Lyndon B. Cole(4)	242,222	184,665	426,887	**
Andreas Pohlmann(4)	199,478	152,077	351,555	**
John O'Dwyer(4)	85,490	65,175	150,665	**
Chinh E. Chu(5)	0	0	0
John M. Ballbach(4)	23,598	6,155	29,753	**
James Barlett(4)	8,598	6,155	14,753	**
Benjamin J. Jenkins(5)	0	0	0	**
William H. Joyce(4)	28,598	6,155	34,753	**
Anjan Mukherjee(5)	0	0	0	**
Paul H. O'Neill(4)	3,598	6,155	9,753	**
Hanns Ostmeier(5)	0	0	0	**
James A. Quella(5)	0	0	0	**
Daniel S. Sanders(4)	13,598	6,155	19,753	**
All Directors and executive officers as a group (15 persons)	1,460,376	1,078,822	2,539,198	1.59%

*	Following the payment of a special dividend to holders of the Company's Series B common stock on April 7, 2005, all shares of Series B common stock automatically converted into shares of the Company's Series A common stock pursuant to our certificate of incorporation. As a result, the Company has no Series B common stock outstanding. In addition, the Company has 9,600,000 shares of issued and outstanding Preferred Stock which are convertible into shares of Series A common stock at any time at a conversion rate of 1.25 shares of Series A common stock for each share of Preferred Stock, subject to adjustments. The rights to acquire shares of Common Stock relate to the right to acquire within 60 days of April 15, 2005, the identified number of shares of Common Stock underlying the vested stock options held by directors, executive officers and Blackstone Management Partners IV LLC.

**	Less than 1 percent of shares of Common Stock outstanding (excluding, in the case of all Directors and executive officers individually and as a group, shares beneficially owned by the affiliates of The Blackstone Group LP and BA Capital Investors Sidecar Fund, LP).

(1)	Includes shares of Common Stock of the Company owned by Blackstone Capital Partners (Cayman) Ltd. 1 ("Cayman 1"), Blackstone Capital Partners (Cayman) Ltd. 2 ("Cayman 2"), and Blackstone Capital Partners (Cayman) Ltd. 3 ("Cayman 3" and collectively with Cayman 1 and Cayman 2, the "Cayman Entities"). Blackstone Capital Partners (Cayman) IV LP ("BCP IV") owns 100% of Cayman 1. Blackstone Family Investment Partnership (Cayman) IV-A LP ("BFIP") and Blackstone Capital Partners (Cayman) IV-A LP ("BCP IV-A") collectively own 100% of Cayman 2. Blackstone Chemical Coinvest Partners (Cayman) LP ("BCCP" and, collectively with BCP IV, BFIP and BCP IV-A, the "Blackstone Funds") owns 100% of Cayman 3. Blackstone Management Associates (Cayman) IV LP ("BMA") is the general partner of each of the Blackstone Funds. Blackstone LR Associates (Cayman) IV Ltd. ("BLRA") is the general partner of BMA and may, therefore, be deemed to have shared voting and investment power over shares of Common Stock of the Company. Mr. Chu, who serves as a director of the Company and is a member of the supervisory board of Celanese AG, is a non-controlling shareholder of BLRA and disclaims any beneficial ownership of shares of Common Stock of the Company beneficially owned by BLRA. Messrs. Peter G. Peterson and Stephen A. Schwarzman are directors and controlling persons of BLRA and as such may be deemed to share beneficial ownership of shares of Common Stock of the Company controlled by BLRA. Each of BLRA and Messrs. Peterson and Schwarzman disclaims beneficial ownership of such shares. On January 25, 2005, the Company granted to Blackstone Management Partners IV LLC (in lieu of granting such options to directors of the Company who are employees of with The Blackstone Group in connection with the Company's regular director compensation arrangements) options to acquire an aggregate of 123,110 shares of Series A Common Stock, of which options to acquire 30,777 shares are currently exercisable. Messrs. Peterson and Schwarzman are controlling persons of Blackstone Management Partners IV LLC and accordingly may be deemed to beneficially own the shares subject to such options. The exercise price for such options is $16.00 per share. The address of each of the Cayman Entities, the Blackstone Funds, BMA and BLRA is c/o Walkers, P.O. Box 265 GT. George Town. Grand Cayman. The address of each of Messrs. Peterson and Schwarzman is c/o The Blackstone Group LP, 345 Park Avenue, New York, NY 10154.

(2)	BA Capital Investors Sidecar Fund, LP ("BACI") owns 4.99% of the Company. BACI is an affiliate of Bank of America Corporation. BA Capital Management Sidecar, LP, a Cayman Islands limited partnership ("BACI Management"), as the general partner of BACI, has the power to vote and dispose of securities held by BACI and may therefore be deemed to have shared voting and dispositive power over the shares of Common Stock that BACI may be deemed to beneficially own. BACM I Sidecar GP Limited, a Cayman Islands limited liability exempted company ("BACM I"), as the general partner of BACI Management, has the shared power to vote and dispose of securities held by BACI Management and may therefore be deemed to have shared voting and dispositive power over the shares of Common Stock that BACI may be deemed to beneficially own. J. Travis Hain, as the managing member of BACI Management, has shared power to vote and dispose of securities held by BACI Management, and may therefore be deemed to have shared voting and dispositive power over the shares of Common Stock that BACI may be deemed to beneficially own. Mr. Hain disclaims such beneficial ownership. BA Equity Investors, Inc., a subsidiary of Bank of America Corporation, is the sole limited partner of BACI, but does not control the voting or disposition of any securities directly or indirectly owned by BACI. The address of each of the persons referred to in this paragraph is 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

(3)	On February 10, 2005, FMR Corporation reported beneficial ownership of 8,694,200 shares of Common Stock as of December 31, 2004 and the sole power to vote or to direct the vote of 138,850 shares. The address of FMR Corporation is 82 Devonshire Street, Boston, MA 02109.

(4)	The address for each of Messrs. Weidman, Nelson, Cole, Pohlmann, O'Dwyer, Ballbach, Barlett, Joyce, O'Neill and Sanders is c/o Celanese Corporation, 1601 West LBJ Freeway, Dallas, TX 75234.

(5)	Messrs. Chu and Ostmeier are Senior Managing Directors, Mr. Quella is Senior Managing Director and Senior Operating Partner and Messrs. Jenkins and Mukherjee are Principals of The Blackstone Group. Messrs. Chu, Ostmeier, Quella, Jenkins and Mukherjee disclaim beneficial ownership of the shares held by affiliates of The Blackstone Group LP. The address for each of Messrs. Chu, Ostmeier, Quella, Jenkins and Mukherjee is c/o The Blackstone Group LP, 345 Park Avenue, New York, NY 10154.

(6)	The 235,632 shares of Common Stock beneficially owned by Mr. Nelson includes 7,700 shares held by his spouse in her IRA account.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Although we have not conducted the analysis, the terms of the transactions described below may not be as favorable to us as the terms obtainable from unrelated third parties.

Historical Celanese

Except as described below, the Company has not entered into any material transactions in the last three years in which any shareholder or member of its management or supervisory boards, or any associate of any shareholder or member of its management or supervisory boards, has or had any interest. No shareholder or member of its management or supervisory boards, or associate of any shareholder or member of its management or supervisory boards, is or was during the last three years indebted to the Company. Dresdner Bank and its subsidiaries provided various financial and investment advisory services to the Company in 2003, for which they were paid reasonable and customary fees. Alfons Titzrath, who had been Chairman of the supervisory board of Dresdner Bank until May 2002, was a shareholder representative on the Company's supervisory board from 1999 until May 2004.

As part of the Company's cash management strategy, affiliates invest surplus funds with the Company. These balances were $100 million and $101 million at December 31, 2003 and 2002, respectively. As of December 31, 2004, short-term borrowings from affiliates were $128 million. Interest rates on these borrowings were adjusted on a short-term basis to reflect market conditions. The weighted average annual interest rates on these borrowings were 2.0%, 2.0%, and 3.6%, for the nine month period ended December 31, 2004, and years ended December 31, 2003 and 2002, respectively.

The Company entered into an agreement with Goldman, Sachs & Co. oHG, an affiliate of Goldman, Sachs & Co., on December 15, 2003 (the "Goldman Sachs Engagement Letter"), pursuant to which Goldman Sachs acted as the Company's financial advisor in connection with the Blackstone tender offer (the "Tender Offer") in April 2004. Pursuant to the terms of the Goldman Sachs Engagement Letter, in March 2004 the Company paid Goldman Sachs a financial advisory fee equal to $13 million and a discretionary bonus equal to $5 million, upon consummation of the Tender Offer. In addition, the Company has agreed to reimburse Goldman Sachs for all its reasonable expenses and to indemnify Goldman Sachs and related persons for all direct damages arising in connection with the Goldman Sachs Engagement Letter. Kendrick R. Wilson, III, Vice Chairman—Investment Banking of Goldman Sachs, was a shareholder representative on Celanese AG's supervisory board from 1999 until May 2004.

New Arrangements

Shareholders' Agreement

On January 26, 2005, upon completion of the offering (the "Offering") described in the Registration Statement on Form S-1 (File No. 333-120187) (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Securities Act") and the related Registration Statement on Form S-1 (File No. 333-122180) filed by the Company pursuant to Rule 462(b) of the rules and regulations of the Securities and Exchange Commission under the Securities Act (together with the Registration Statement, the "Registration Statements"), the Second Amended and Restated Shareholders' Agreement dated January 18, 2005, by and among the Company, Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Capital Partners (Cayman) Ltd. 3 and BA Capital Investors Sidecar Fund, LP (the "Shareholders' Agreement"), became effective. The Shareholders' Agreement provides that Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2 and Blackstone Capital Partners (Cayman) Ltd. 3 (collectively, the "Stockholders") are entitled to designate all nominees for election to the Board of Directors of the Company for so long as they hold at least 25% of the total voting power of the Company's capital stock. Thereafter, although the Stockholders will not have an explicit contractual right to do so, they may still nominate directors of the Company in their capacity as stockholders. The Shareholders' Agreement also provides that BA Capital Investors Sidecar Fund, LP ("BACI") has the right to designate one non-voting observer to the Board of Directors of the Company. Under the Shareholders' Agreement, BACI has agreed not to sell, dispose of or hedge any of the shares of the Company's Common Stock held by BACI for a period of six months after the completion of the Offering, except for transfers (i) to BACI affiliates or to the Stockholders, (ii) in connection with the right of another selling Stockholder to require BACI to concurrently transfer its shares or in connection with BACI's co-sale rights under the Shareholders' Agreement, or (iii) pursuant to the rights set forth in the Registration Rights Agreement described below. In addition, for a period of six months after the completion of the Offering, any transfers by BACI of the shares of the Company's Common Stock are subject to a right of first refusal of the other Stockholders, except for transfers (i) to BACI affiliates, (ii) in connection with the right of another selling Stockholder to require BACI to concurrently transfer its shares or in connection with BACI's co-sale rights under the agreement, or (iii) pursuant to the rights set forth in the Registration Rights Agreement. For a period of six months after the completion of the Offering, transfers by the Stockholders, other than BACI, of shares of the Company's Common Stock representing more than 5% of the outstanding shares, are subject to co-sale rights by BACI. In addition, transfers by the Stockholders of at least a majority of the Company's Common Stock give the selling Stockholder the right to require the other Stockholders to concurrently transfer their Common Stock of the Company. The Shareholders' Agreement provides that the Company will indemnify the Stockholders and their respective affiliates, directors, officers and representatives for losses relating to the Tender Offer and other related transactions.

Registration Rights Agreement

On January 26, 2005, upon completion of the Offering described in the Registration Statements, the Company, the Stockholders and BACI entered into the Amended and Restated Registration Rights Agreement (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, the Company may be required to register a sale of its shares held by the Stockholders and BACI (collectively, the "Original Stockholders"). Under the Registration Rights Agreement, the Original Stockholders have a right to request the Company to register the sale of shares of the Company's Common Stock held by them, including by making available shelf registration statements permitting sales of shares of the Company's Common Stock held by the Original Stockholders into the market from time to time over an extended period. In addition, the Original Stockholders have a right to include their shares in registered offerings initiated by the Company. In both cases, the maximum number of shares of the Company's Common Stock for which the Original Stockholders may request registration is limited by the number of shares of the Company's Common Stock that, in the opinion of the managing underwriter, can be sold without having a negative effect on the offering. Under the Registration Rights Agreement, the Company is obligated to indemnify the Stockholders, their respective affiliates, directors, officers and representatives, and each underwriter and their affiliates, for losses relating to any material misstatement or material omission of facts in connection with the registration of the Original Stockholders' shares of the Common Stock. As of April 15, 2005, the Original Stockholders owned 106,877,884 shares of the Company's Common Stock, all of which are entitled to the registration rights.

Sponsor Services Agreement

On April 6, 2004, the Company, Celanese Holdings LLC, an indirect wholly-owned subsidiary of the Company ("Holdco"), and Blackstone Management Partners IV LLC, an affiliate of the Stockholders (the "Advisor") entered into a monitoring fee agreement under which the Advisor agreed to provide certain structuring, advisory and management services to subsidiaries of the Company for a twelve-year period, unless earlier terminated as provided in the monitoring fee agreement. The annual monitoring fee under this monitoring fee agreement was equal to the greater of $5 million or 2% of the Company's EBITDA for the preceding fiscal year. Upon the occurrence of certain events, including an initial public offering of the Company's stock, the Advisor was entitled under the monitoring fee agreement to receive a lump sum payment equal to the then present value of all current and future monitoring fees payable under the monitoring fee agreement, assuming the agreement were to terminate upon the twelfth anniversary of the date of the Advisor's election to receive the lump sum payment.

In connection with the closing of the Tender Offer and the Original Financing (as defined in the Registration Statements), the Company paid aggregate transaction, advisory and other fees of approximately $65 million, including a monitoring fee in the amount of $10 million for services rendered in 2004. In January 2005, the Company made an additional payment of the monitoring fee to the Advisor in the amount of $10 million. The monitoring fee does not include, and the Advisor may receive additional compensation for providing, investment banking or other advisory services provided by the Advisor or any of its affiliates to us in connection with any specific acquisition, divestiture, refinancing, recapitalization or similar transaction by us. In the absence of a separate agreement regarding compensation for these types of additional services, the Advisor is entitled to receive upon consummation of (i) any such acquisition, disposition or recapitalization a fee equal to 1% of the aggregate enterprise value of the acquired, divested or recapitalized entity or, if such transaction is structured as an asset purchase or sale, 1% of the consideration paid for or received in respect of the assets acquired or disposed of, and (ii) any such refinancing, a fee equal to 1% of the aggregate value of the securities subject to such refinancing. In connection with our agreement to acquire Acetex Corporation, the Company agreed to pay an affiliate of the Advisor aggregate fees of $4 million for financial advisory services related to that transaction, in addition to reimbursement of out-of-pocket expenses. The Company paid $1 million of that fee in connection with the signing of the acquisition agreement, and the remainder will be payable upon consummation of the transaction. The Company also agreed to indemnify that affiliate, its affiliates, and their respective partners, members, officers, directors, employees and agents for losses relating to the engagement.

The transaction and monitoring fee agreement also provides for a right of first refusal to the Advisor to provide us with services as a financial advisor, consultant, investment banker or any similar advisor in connection with any merger, acquisition, disposition, recapitalization, issuance of securities, financing or any similar transaction.

In connection with certain events, including the Offering, the Advisor is entitled to receive a lump sum payment equal to the then present value of all current and future monitoring fees payable under the transaction and monitoring fee agreement, assuming the agreement were to terminate upon the twelfth anniversary of the date of the Advisor's election to receive the lump sum payment. Upon the payment of that lump sum amount, the Advisor would no longer be obligated to provide monitoring services and we would no longer be obligated to pay monitoring fees.

In connection with, and effective upon, the completion of the Offering, the Company amended and restated the transaction and monitoring fee agreement pursuant to which the Company, Holdco and the Advisor terminated the monitoring services provided by the Advisor and a subsidiary of the Company paid the Advisor a termination fee of $35 million. The amended and restated agreement, which is referred to as the "sponsor services agreement," provides the Advisor with a right of first refusal and entitlement to additional compensation for investment banking or other advisory services, as described above, and the Company's indemnification and reimbursement obligations described below, continue to be in effect.

Employees Shareholders Agreement

On January 26, 2005, the Company completed sales of 1,613,317 shares of its Common Stock, par value $0.0001 per share, to certain of its employees and some members of its board of directors at a price of $7.20 per share. In addition, effective as of January 20, 2005, the Company granted certain of its employees, members of its Board of Directors, and Blackstone Management Partners IV LLC options to purchase 11,252,972 shares of Common Stock. Certain of the options granted to employees vest over time, and the remainder vest upon the Company's achievement of certain performance targets. Approximately 15% of the total number of the Common Stock underlying options granted to employees were vested at the time they were granted. The options granted to members of our Board of Directors who are not employees and Blackstone Management Partners IV LLC vest over time. Approximately 25% of the total number of the shares of Common Stock underlying these option grants were vested at the time they were granted. The options have an exercise price of $16.00 per share. The sale of shares of Common Stock and the grant of options to purchase shares of Common Stock were made pursuant to the Company's 2004 Stock Incentive Plan in reliance on the exemption from registration provided by Section 701 of the Securities Act.

Of the total number of shares of Common Stock acquired by our executive officers at a discounted price of $7.20 per share pursuant to the 2004 Stock Incentive Plan, 459,729 shares were purchased by

David Weidman, our President and Chief Executive Officer, 179,722 shares were purchased by Lyndon Cole, our Executive Vice President, 169,119 shares were purchased by Corliss Nelson, our Executive Vice President and Chief Financial Officer, and 148,007 shares were purchased by Andreas Pohlmann, our Executive Vice President and Chief Administrative Officer. Messrs. Weidman, Cole, Nelson and Pohlmann were also granted options to purchase 3,149,075 shares of Common Stock, 1,231,100 shares of Common Stock, 1,158,465 shares of Common Stock and 1,013,847 shares of Common Stock, respectively.

In connection with the sale of shares of Common Stock and the grant of options pursuant to the Company's 2004 Stock Incentive Plan, the Company and the Stockholders entered into an employee shareholders agreement with employees and directors who received shares of Common Stock and options. The employee shareholders agreement provides for certain transfer restrictions and registration rights with respect to the shares of Common Stock issued under the plan. Among other things, this agreement restricts the transfer by these shareholders of their shares of Common Stock, subject to certain exceptions (including the occurrence of a change in control relating to us and the termination of employment of a management shareholder (other than the named executive officers) under certain circumstances), for a period of two years following the expiration of the lock-up period relating to the IPO. The agreement also provides that, in connection with the transfer by shareholders who are affiliates of the Stockholders of at least 25% of their shares in a privately negotiated transaction, such transferring shareholders will have the right to drag along the management and director shareholders in such transaction, and the management and director shareholders will have the right to tag along in such transaction. The employees shareholders agreement granted our management and director shareholders "piggyback" registration rights exercisable in connection with registrations of our securities initiated by us or the Original Stockholders under the registration rights agreement, subject to the transfer restrictions described above.

The above descriptions of the Shareholders' Agreement, the Registration Rights Agreement, the Sponsor Services Agreement, and the Employees Shareholders Agreement, as well as the transactions contemplated by those documents, are not complete and are qualified in their entirety by reference to the exhibits of these documents in the Form 8-K (File No. 001-32410) filed by the Company on January 28, 2005.

Mandatorily Redeemable Preferred Shares

In connection with the Original Financing, the Company issued $200 million aggregate preference of the mandatorily redeemable preferred shares to an affiliate of Banc of America Securities LLC. The mandatorily redeemable preferred shares were redeemed using a portion of the proceeds from the offering of the senior subordinated notes. Banc of America Securities LLC was also an initial purchaser of the senior subordinated notes and the senior discount notes and is an affiliate of a lender under the amended and restated senior secured credit facilities.

Relationships with Affiliates of our Sponsors

Blackstone has ownership interests in a broad range of companies ("Portfolio Companies") and has affiliations with other companies ("Affiliated Companies"). We have entered into commercial transactions in the ordinary course of our business with these Portfolio Companies and Affiliated Companies, including the sale of goods and services and the purchase of goods and services.

Blackstone Indemnification for Certain of Our Board Members

Those of our board members who are affiliated with Blackstone may also have indemnification agreements or protections from Blackstone relating to their service on our Board of Directors.

STOCK PERFORMANCE GRAPH

We are not providing a comparative graph showing the cumulative total return of our Common Stock because our Common Stock was not publicly traded during fiscal year 2004. Our Common Stock commenced trading on the New York Stock Exchange on January 21, 2005 at the initial public offering price of $16 per share.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of the outstanding shares of the Company's Common Stock to file with the SEC reports of their ownership and changes in their ownership of Common Stock. Directors, executive officers and greater-than-ten percent shareholders are also required to furnish the Company with copies of all ownership reports they file with the SEC. To our knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, as of the filing date of this Proxy Statement, we believe that each of the reporting persons complied with these filing requirements, except that initial reports on Form 3 for Blackstone Capital Partners (Cayman) Ltd. 1, Blackstone Capital Partners (Cayman) Ltd. 2, Blackstone Partners (Cayman) Ltd. 3 and certain of their affiliates and an initial report on Form 3 for Mr. O'Neill were inadvertently filed late by one day. All such forms were attempted to be filed timely, but for technical reasons the filings could not be effected until the following day.

OTHER MATTERS

As of the date of this Proxy Statement, our management knows of no matters that will be presented for consideration at the meeting other than those matters discussed in this Proxy Statement. If any other matters properly come before the meeting and call for a vote of shareholders, validly executed proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

On behalf of the Board of Directors of Celanese Corporation

Julie K. Chapin Assistant Secretary

April 25, 2005

APPENDIX A

AUDIT COMMITTEE CHARTER

A.	Organization

1.	Number of Members. The Audit Committee (the "Committee") of Celanese Corporation (the "Company") will consist of at least three members, comprised solely of members of the Company's Board of Directors (the "Board").

2.	Independence of Directors. The Committee members will be independent directors as such term is defined by the New York Stock Exchange (the "NYSE") and Rule 10A-3 of the Securities and Exchange Act of 1934 (the "Exchange Act"), subject to phase-in rules for companies listing securities in conjunction with an initial public offering which require one independent member at the time of effectiveness of the registration statement relating to the offering, a majority of independent members within 90 days of effectiveness, and a fully independent Committee within one year of effectiveness.

3.	Other Board Memberships. No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board (a) determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and (b) discloses such determination in the annual Proxy Statement.

4.	Financial Qualifications. Each member of the Committee will, in the judgment of the Board, be financially literate and at least one member of the Committee will have the required level of accounting or related financial management expertise as determined by the Board in accordance with applicable law, to qualify as audit committee financial expert under the requirements of the Sarbanes-Oxley Act of 2002. The designation of any person as a "financial expert" will not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Committee, nor does it decrease the duties and obligations of other Committee members or the Board.

5.	Appointment to Audit Committee. Committee members will be appointed by the Board in accordance with the Company's Certificate of Incorporation and the Amended and Restated By-Laws (together, the "Corporate Documents").

6.	Term; Vacancies; Chair. Committee members will hold their offices for one year or until their successors are elected and qualified, or until their earlier resignation or removal. All vacancies in the Committee will be filled by the Board in accordance with the Corporate Documents. Unless a Chairman is elected by the full Board, the members of the Committee shall designate a Chairman by the majority vote of the full Committee membership. The Chairman shall be entitled to cast a vote to resolve any ties.

7.	Compensation. No member of the Committee will receive compensation other than director's fees for service as a director of the Company, including reasonable compensation for serving on the Committee and regular benefits that other directors receive.

8.	Committee Meetings. The Committee will meet at least four times each year or more frequently as circumstances dictate. To foster open communication, the Committee should meet at least annually with management and the internal audit staff and the independent auditor in separate sessions. In addition, the Committee should meet with the independent auditors and management quarterly to review the corporation's financial statements and disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations". Additionally, the Committee may invite to its meetings any director, management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. All non-management directors who are not members of the Committee may attend meetings of the Committee but may not vote on matters that are to be voted upon by the Committee. A majority of the members of the Committee will constitute a quorum for the transaction of business. Meetings may be held by telephone or by other appropriate means in accordance with the Corporate Documents. The Committee will keep a separate book of minutes of their proceedings and actions.

9.	Subcommittees. The Committee may form one or more subcommittees, each of which may take such actions as may be delegated by the Committee. The Committee will periodically report on its activities to the Board and make such recommendations and findings as it deems appropriate.

10.	Evaluations; Investigations; Advisors. The Committee members will perform an annual review and evaluation of the performance of the Committee and its members, including by reviewing the compliance of the Committee with this Charter. The Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the Company's independent auditor as well as any other person in the Company. The Committee may, in its sole discretion and at the Company's expense, retain and terminate legal, accounting or other consultants or experts it deems necessary in the performance of its duties and without having to seek the approval of the Board.

B.	Purpose

1.	The Committee shall:

•	Provide assistance to the Board in fulfilling its responsibility to stockholders, potential stockholders and the investment community with respect to its oversight of:

o	The quality and integrity of the Company's financial statements;

o	The Company's compliance with legal and regulatory requirements;

o	The independent auditor's qualifications and independence; and

o	The performance of the Company's internal audit function and independent auditors.

•	Prepare a report of the Committee as required by the Securities and Exchange Commission (the "SEC") to be included in the Company's annual proxy statement.

•	Have such additional duties and responsibilities as may be delegated to the Committee by the Board from time to time.

C.	Responsibilities and Duties. The Committee's primary duties and responsibilities shall be:

1.	Review Procedures

(a)	Review and reassess the adequacy of this Charter annually. Submit this Charter to the Board for approval and publish this Charter on the Company's web site and include a copy of the Charter as an appendix to the Company's proxy statement at least once every three years as required by the SEC and the NYSE.

(b)	Review the Company's annual audited financial statements and quarterly financial statements and any other reports or documents containing financial information prior to filing with the SEC or distribution to stockholders, lenders, noteholders or the public. Such review should include discussion with management and the Company's independent auditor regarding significant issues on accounting principles, practices and judgments, including the Company' s disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations". Based on review and discussions, the Committee will recommend to the Board whether the Company's financial statements should be filed with the SEC or distributed to stockholders, lenders, noteholders or the public.

(c)	Discuss earnings press releases generally, including the use of "pro forma" or "adjusted" non-GAAP presentations, as well as financial information and earnings guidance provided to analysts and ratings agencies.

(d)	Review at least annually (1) the types and amounts of expenditures by executive officers; (2) company contributions to charitable and political organizations; and (3) any significant contracts or payments to federal, state and local government bodies and officials.

2.	Managing the Company's Independent Auditor

(a)	Appoint, retain and replace the Company's independent auditor and approve all audit plans, engagement fees and terms (including providing comfort letters in connection with securities underwritings) and all significant non-audit engagements with the independent auditor. The Committee may consult with management but will not delegate these responsibilities.

(b)	Ensure the rotation of the lead audit partner as required and concurring or review partner every five years as required by law and consider whether to rotate the audit firm itself. Confirm with any independent auditor retained to provide audit services for any fiscal year that the lead (or coordinating) audit partner (having primary responsibility for the audit), or the audit partner responsible for reviewing the audit, has not performed audit services for the Company in each of the Company's five previous fiscal years. The lead partner will not perform the lead partner services for any of the Company's subsidiaries whose assets or revenues constitute 20% or more of the Company's consolidated assets or revenues for more than seven consecutive years. Audit partners, other than the lead and concurring partner, will rotate after no more than seven years and be subject to a two year time out. Pursuant to SEC rules, audit partners engaged to provide audit services to the Company may not earn or receive compensation from the Company or its affiliates for the provision of products or services other than audit, review or attest services. The independent auditor will be accountable, and report directly, to the Committee. The independent auditor will be a registered public accounting firm by the Public Company Accounting Oversight Board.

(c)	This Committee adopts and the Company will comply with the Pre-Approval Policy for the engagement of the independent auditor to provide permitted audit and non-audit services.

(d)	On an annual basis, review and discuss with the independent auditor, all relationships that the independent auditor has with the Company that could impair the auditor's independence. Except to the extent permitted by applicable law, the Company's independent auditor may not perform the following services for the Company or its affiliates:

(1)	Accounting or bookkeeping services;

(2)	Internal audit services related to accounting controls, financial systems or financial statements;

(3)	Financial information systems design or implementation;

(4)	Broker, dealer, investment banking or investment adviser services;

(5)	Appraisal or valuation services, providing fairness opinions or preparing contribution-in-kind reports;

(6)	Actuarial services;

(7)	Management services or human resources;

(8)	Legal or other expert services; and

(9)	Any other service the Public Company Accounting Oversight Board will determine by regulations is not permitted.

(e)	Review at least annually the independent auditor's audit plan and discuss the scope, staffing, locations, reliance upon management and general audit approach. The Committee will request, receive and/or review any report submitted by the independent auditor to the Committee, including without limitation (i) all critical accounting policies and practices used by the Company, (ii) all material alternative accounting treatments within U.S. generally accepted accounting principles ("GAAP") that have been discussed with management and (iii) other material written communications between the auditor and management, including management letter(s) and schedule of unadjusted differences. The Committee will review with the independent auditor any problems or difficulties the auditor may have encountered in the conduct of the audit and resolve any disagreements between the independent auditor and management.

(f)	Develop and recommend to the Board objective policies for the Company's hiring of employees or former employees of the independent auditor in accordance with applicable law and with due regard for the continuing independence of such auditor.

(g)	Review at least annually, obtain and review a report by the independent auditor that describes (i) the auditor's internal quality control procedures, (ii) all material issues raised by the most recent internal quality control review, or peer review of the accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor firm, and all steps to deal with such issues and (iii) the auditor's independence and relationships between the independent auditor and the Company.

3.	Financial Reporting Process

(a)	Discuss matters required to be communicated to audit committees in accordance with Statement on Auditing Standards No. 61, including such things as management judgments and accounting estimates, significant changes in the Company's accounting practices, significant audit adjustments, disagreements with management and difficulties encountered in performing the audit.

(b)	Consider the independent auditor's judgments about the quality (not just the acceptability) and appropriateness of the Company's accounting principles. Inquire as to the independent auditor's views about whether management's choices of accounting principles appear reasonable from the perspective of income, asset and liability recognition, and whether those principles are common practices or minority practices.

(c)	In consultation with management and the independent auditor, consider the integrity of the Company's financial reporting process and controls, both external and internal. Discuss significant financial risk exposures and the steps management has to take to monitor, control and report such exposures, including the Company's risk assessment and risk management policies. Review significant findings prepared by the independent auditor together with management's responses, including the status of previous recommendations.

(d)	Review (i) the accounting treatment accorded to significant transactions, (ii) any significant accounting issues, including any second opinions sought by management on accounting issues, (iii) the development, selection and disclosure of critical accounting estimates and analyses of the effects of alternative GAAP methods, regulatory and accounting initiatives, and off-balance sheet transactions and structures on the financial statements of the Company and (iv) the Company's use of reserves and accruals, as reported by management and the independent auditor.

4.	Internal Controls and Legal Compliance

(a)	Review and approve the budget, plan, changes in plan, activities, organizational structure and qualifications of the Chief Audit Director, as director of the internal audit department's office and internal audit group, as needed. The Committee will review significant reports prepared by the Chief Audit Director's office and internal audit group, together with management's response and follow up to these reports.

(b)	Review the appointment, performance and replacement of senior personnel responsible for financial reporting.

(c)	Review and approve the appointment, performance, and replacement of the Chief Audit Director.

(d)	Review whether management is setting the appropriate tone at the top by communicating the importance of internal controls and review whether the appropriate individuals possess an understanding of their roles and responsibilities with respect to internal controls.

(e)	Consider and review with management, the internal audit group and the independent auditor the effectiveness or weakness in the Company's internal controls. Develop in consultation with management a timetable for implementing recommendations to correct identified weaknesses.

(f)	Review the coordination between the independent auditor and internal auditor; the risk assessment and management processes, scopes and procedures of the Company's internal audit work; whether such risk assessment and management processes, scopes and procedures are adequate to attain the internal audit objectives as determined by the Company's management and approved by the Committee; and the standards for determining the quality and composition of the Company's internal audit staff.

(g)	This Committee adopts and the Company will comply with the Whistleblower Procedures for: (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls and auditing matters; and (ii) the confidential and anonymous submission by employees or stockholders of the Company of concerns with questionable accounting or auditing matters.

(h)	Review management's monitoring of the Company's compliance with laws, the Company's Global Business Conduct Policy and Financial Code of Ethics and ensure that management has proper review systems in place to ensure that the Company's financial statements, reports and other information disseminated to governmental organizations, and the public, satisfy legal requirements.

(i)	Request and obtain from the independent auditor assurance that Section 10A (audit requirements) of the Exchange Act has not been implicated.

(j)	Request and receive reports on the design and implementation of internal controls.

(k)	Monitor significant changes in internal controls and address any known weaknesses.

(l)	Establish a procedure for reviewing stockholder communications intended for non-management directors.

(m)	Review periodically, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements.

(n)	Establish clear hiring policies for employees or former employees of the independent auditors. At a minimum, these policies should provide that any registered public accounting firm may not provide audit services to the Company if the Chief Executive Officer ("CEO"), controller, Chief Financial Officer ("CFO"), chief accounting officer or any person serving in an equivalent capacity for the Company was employed by the registered public accounting firm and participated in the audit of the Company within one year of the initiation of the current audit.

5.	Miscellaneous

(a)	The Committee may from time to time in its sole discretion obtain advice and assistance from independent counsel and other advisers, as the Committee considers necessary to carry out its duties, without being required to seek the approval of the Board.

(b)	The Committee will have the authority to receive appropriate funding from the Company, as determined by the Committee, for payment of compensation to any registered accounting firm engaged for audit purposes, independent counsel and other advisers, and ordinary administrative expenses of the Committee.

(c)	The Committee may perform any other activities consistent with this Charter and the Corporate Documents, or applicable laws and regulations, as the Committee deems appropriate or necessary, or as delegated to the Committee by the Board.

(d)	The Committee will receive and review concerns or questions raised by internal and external legal counsel.

(e)	The Committee will maintain minutes or other records of meetings and activities of the Committee.

(f)	The Committee will report regularly to the full Board including (i) with respect to any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company' s independent auditors or the performance of the internal audit function, (ii) following all meetings of the Committee and (iii) with respect to such other matters as are relevant to the Committee's discharge of its responsibilities. The Committee will provide such recommendations as the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chairperson or any other member of the Committee designated by the Committee to make such report.

D.	Management and Independent Auditor Duties. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct general investigations or to assure compliance with laws and regulations and with the Company's compliance policies.

                                  DETACH HERE

                                     PROXY

                              CELANESE CORPORATION

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
    THE COMPANY FOR THE 2005 ANNUAL MEETING OF SHAREHOLDERS ON JUNE 1, 2005

The undersigned hereby constitutes and appoints Corliss J. Nelson, Andreas
Pohlmann and Julie K. Chapin, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of CELANESE CORPORATION to be held at 10:00
a.m. (CDT) at the Omni-Hotel - Park West, 1590 W. LBJ Freeway, Dallas, TX 75234
and at any adjournments thereof, on all matters coming before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. SEE
REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE
WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE
YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

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PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY
IN THE ENCLOSED ENVELOPE.
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HAS YOUR ADDRESS CHANGED?                    DO YOU HAVE ANY COMMENTS?

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CELANESE CORPORATION

C/O EQUISERVE TRUST COMPANY N.A.
P.O.BOX 8694
EDISON, NJ 08818-8694

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                YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY

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    PLEASE MARK                                                                                                 |  3767
[X] VOTES AS IN                                                                                                 |
    THIS EXAMPLE.                                                                                               |
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                                                                                                              FOR  AGAINST  ABSTAIN
1. ELECTION OF DIRECTORS. Directors recommend: a vote
   for election of the director nominees to serve in the        2. Ratification of appointment of KPMG LLP as [  ]   [  ]     [  ]
   Class I, for the term which expires at the Annual               the Company's independent registered
   Meeting of Shareholders in 2008, or until their                 public accounting firm.
   successors are duly elected and qualified.

   (01) Dr. Hanns Ostmeier, (02) Mr. James Quella,
   (03) Mr. Daniel S. Sanders

              FOR                  WITHHOLD
              ALL   [  ]     [  ]  FROM ALL
           NOMINEES                NOMINEES

      [  ] _______________________________________________
      Withhold authority to vote for nominee(s) named above

                                                                Mark box at right if you plan to attend the Annual Meeting.    [  ]

                                                                Mark box at right if an address change or comment has          [  ]
                                                                been noted on the reverse side of this card.

                                                                Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:                                     Date:                Signature:                                     Date:
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